                                                                    EXHIBIT 10.8

                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                         XANODYNE PHARMACEUTICALS, INC.,

                                 AAIPHARMA INC.

                                       AND

                                 AAIPHARMA, LLC

                                   ----------

                             Dated as of May 6, 2005

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS....................................................     1
   1.1   Certain Definitions.............................................     1
   1.2   Terms Defined Elsewhere in this Agreement.......................    14
   1.3   Other Definitional and Interpretive Matters.....................    16

ARTICLE II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES........    17
   2.1   Purchase and Sale of Assets.....................................    17
   2.2   Licenses........................................................    18
   2.3   Excluded Assets.................................................    25
   2.4   Assumption of Liabilities.......................................    26
   2.5   Excluded Liabilities............................................    26
   2.6   Cure Amounts....................................................    27
   2.7   Services Agreement, Manufacturing Agreement and Odyssey
         Co-Development Agreement........................................    27
   2.8   Further Conveyances and Assumptions.............................    27
   2.9   Bulk Sales Law..................................................    28

ARTICLE III CONSIDERATION................................................    28
   3.1   Consideration...................................................    28
   3.2   Royalties on Lifecycle Products.................................    28
   3.3   Products Option.................................................    29
   3.4   Option on Purchaser Developed Products..........................    33
   3.5   Odyssey.........................................................    34
   3.6   Disputed Statements.............................................    35
   3.7   Closing Date Inventory Adjustment...............................    36
   3.8   Adjustment for Excess Shipments.................................    38
   3.9   Payment of Purchase Price.......................................    38

ARTICLE IV CLOSING AND TERMINATION.......................................    38
   4.1   Closing Date....................................................    38
   4.2   Deliveries by Sellers...........................................    39
   4.3   Deliveries by Purchaser.........................................    39

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
   4.4   Termination of Agreement........................................    40
   4.5   Payment of Development Costs....................................    41
   4.6   Procedure Upon Termination......................................    42
   4.7   Effect of Termination...........................................    42

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS......................    42
   5.1   Organization and Good Standing..................................    42
   5.2   Authorization of Agreement......................................    42
   5.3   Board Approval and Recommendation...............................    43
   5.4   Conflicts; Consents of Third Parties............................    43
   5.5   Financial Statements; Projections...............................    44
   5.6   No Undisclosed Liabilities......................................    45
   5.7   Absence of Certain Developments.................................    45
   5.8   Taxes...........................................................    45
   5.9   Title to Purchased Assets.......................................    46
   5.10  Intellectual Property...........................................    46
   5.11  Regulatory Status...............................................    48
   5.12  Material Contracts..............................................    50
   5.13  Labor...........................................................    50
   5.14  Litigation......................................................    50
   5.15  Compliance with Laws............................................    51
   5.16  Environmental Matters...........................................    51
   5.17  Insurance.......................................................    52
   5.18  Inventories.....................................................    52
   5.19  Customer........................................................    52
   5.20  Product Warranty; Product Liability.............................    52
   5.21  Financial Advisors..............................................    53
   5.22  FDA Indications.................................................    53
   5.23  Laboratory Notebooks............................................    53
   5.24  No Other Representations and Warranties.........................    53

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER...................    53
   6.1   Organization and Good Standing..................................    53
   6.2   Authorization of Agreement......................................    53

   6.3   Conflicts; Consents of Third Parties............................    54
   6.4   Litigation......................................................    54
   6.5   Financial Advisors..............................................    54
   6.6   Financing.......................................................    54

ARTICLE VII BANKRUPTCY COURT MATTERS.....................................    55
   7.1   Approval of Break-Up Fee and Expense Reimbursement..............    55
   7.2   Bidding Procedures..............................................    56
   7.3   Non-Solicitation Period.........................................    56
   7.4   Bankruptcy Court Approval.......................................    56

ARTICLE VIII COVENANTS...................................................    57
   8.1   Access to Information...........................................    57
   8.2   Permitted Sellers...............................................    58
   8.3   Conduct of the Business Pending the Closing.....................    58
   8.4   Development of Darvocet-N XR and Lynxorb........................    59
   8.5   Rejection of Contracts..........................................    60
   8.6   Consents........................................................    60
   8.7   Regulatory Approvals............................................    60
   8.8   Further Assurances..............................................    61
   8.9   Non-Competition; Non-Solicitation; Confidentiality..............    62
   8.10  Preservation of Records.........................................    64
   8.11  Publicity.......................................................    64
   8.12  aaiPharma Name..................................................    64
   8.13  Cooperation with Financing......................................    65
   8.14  Returns, Rebates and Chargebacks................................    65
   8.15  Adverse Experience Reporting and Product Complaints.............    67
   8.16  Recalls.........................................................    67
   8.17  Inventory.......................................................    67
   8.18  Financial Statements............................................    67
   8.19  Differentiation of Products.....................................    68
   8.20  Resale Certificates.............................................    68
   8.21  Enforcement of Rights...........................................    68
   8.22  Laboratory Notebooks............................................    68

   8.23  Darvocet-N XR IDM...............................................    68

ARTICLE IX EMPLOYEES.....................................................    69
   9.1   Employment......................................................    69
   9.2   Indemnification.................................................    69

ARTICLE X CONDITIONS TO CLOSING..........................................    69
   10.1  Conditions Precedent to Obligations of Purchaser................    69
   10.2  Conditions Precedent to Obligations of Sellers..................    70
   10.3  Conditions Precedent to Obligations of Purchaser and Sellers....    70
   10.4  Frustration of Closing Conditions...............................    71

ARTICLE XI INDEMNIFICATION...............................................    71
   11.1  Survival of Representations and Warranties......................    71
   11.2  Indemnification.................................................    71
   11.3  Indemnification Procedures......................................    73
   11.4  Limitations on Indemnification for Breaches of Representations
         and Warranties..................................................    74
   11.5  Indemnity Escrows...............................................    75
   11.6  Tax Treatment of Indemnity Payments.............................    75

ARTICLE XII TAXES........................................................    76
   12.1  Transfer Taxes..................................................    76
   12.2  Prorations......................................................    76
   12.3  Purchase Price Allocation.......................................    76
   12.4  Cooperation on Tax Matters......................................    77

ARTICLE XIII MISCELLANEOUS...............................................    78
   13.1  Expenses........................................................    78
   13.2  Specific Performance............................................    78
   13.3  Submission to Jurisdiction; Consent to Service of Process.......    78
   13.4  Waiver of Right to Trial by Jury................................    78
   13.5  Entire Agreement; Amendments and Waivers........................    79
   13.6  Governing Law...................................................    79
   13.7  Notices.........................................................    79
   13.8  Severability....................................................    80

   13.9  Binding Effect; Assignment......................................    80
   13.10 Non-Recourse....................................................    80
   13.11 Time of Essence.................................................    81
   13.12 Counterparts....................................................    81

Schedules
1.1(a)      Darvocet-N XR DDM, Darvocet-N XR Product and Lynxorb Product
1.1(b)      Inventory
1.1(c)      Knowledge of Sellers
1.1(d)      Marketed Products
1.1(e)      Marketing Authorizations
1.1(f)      Odyssey Patents and Odyssey Product
1.1(g)      Pipeline Products
1.1(h)      ProSorb Patents
1.1(i)      Purchased Contracts
1.1(j)      Purchased DMFs
1.1(k)      Purchased INDs
1.1(1)      Purchased Intellectual Property
2.7(i)      Additional Manufacturing Agreement Terms
2.7(ii)     Additional Services Agreement Terms
5.1         Good Standing
5.4(b)      Consents
5.5(c)      Exceptions to SEC Filings
5.7         Absence of Certain Developments
5.8         Taxes
5.9         Title to Purchased Assets
5.11        Regulatory Status
5.10        Intellectual Property
5.12        Material Contracts
5.14        Litigation
5.15        Compliance with Laws
5.16        Environmental Matters
5.17        Insurance
5.18        Inventory Estimate
5.19(a)     Customers
5.19(b)     Negative Customer Events
5.20        Product Warranty
5.21        Sellers Financial Advisors
6.5         Purchaser Financial Advisors
8.3         Conduct of the Business
8.5         Rejection of Contracts
8.14(a)(ii) Returned Marketed Products
9.1         Employees
10.3(e)     Closing Consents

Exhibits

A  Bill of Sale
B  Assumption Agreement
C  Indemnity Escrow Agreement
D  Trademark Assignment Agreement
E  Manufacturing Agreement Term Sheet
F  Bidding Procedures
G  Services Agreement Term Sheet
H  Sale Order
I  Bidding Procedures Order
J  Product Transfer of Ownership Letters to the FDA

                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of May 6, 2005 (this "Agreement"), between Xanodyne Pharmaceuticals, Inc., a Delaware corporation ("Purchaser"), aaiPharma Inc., a Delaware corporation ("Parent"), and aaiPharma, LLC, a Delaware limited liability company ("LLC" and, together with Parent, "Sellers").

                                   WITNESSETH:

          WHEREAS, Sellers intend to commence chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (such cases, the "Chapter 11 Case") and shall be debtors-in-possession under chapter 11 of title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code");

          WHEREAS, Sellers desire to sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from Sellers, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and

          WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Certain Definitions.

          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

          "AAIDS" means AAI Development Services, a division of Parent.

          "AAI IP" means all Intellectual Property owned and primarily used by Sellers or their Affiliates in connection with any business other than the Business, the Pipeline Products or the New Products, but exclusive of the Purchased Intellectual Property.

          "AAI Trademarks" means the trademarks "aaiPharma," "AAI Development Services," and "AAI," the aaiPharma and AAI DS corporate logos and the trade names of Sellers, including the words "AAI" and "AAI Development Services" together with variations and derivatives thereof and any other logos, symbols, trademarks, trade names or service marks of Sellers or their respective Affiliates including, except for the licenses granted thereto, the ProSorb Trademark, but excluding the Purchased Trademarks.

          "Accountant" means an accounting firm of national reputation (excluding each of Purchaser's and Sellers' respective regular outside accounting firms) as may be mutually acceptable to Purchaser and Sellers; provided, however, that in the event that Purchaser and Sellers are unable to agree on such an accounting firm within ten (10) Business Days after the date the Accountant is required to be engaged pursuant to Section 3.6, then Sellers shall within ten (10) Business Days thereafter deliver to Purchaser a listing of three other accounting firms of national reputation and Purchaser shall, within ten (10) Business Days after receipt of such list, select one of such three accounting firms as the Accountant.

          "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          "Alternative Transaction" means (a) the sale (whether by stock sale, merger, consolidation or otherwise) of all or a substantial portion of the capital stock of Sellers, (b) the sale of all or any of the Purchased Assets pursuant to the Bidding Procedures, or (c) a transaction or series of transactions outside or independent of the Bidding Procedures that result in the Sellers realizing not less than an aggregate of $75,000,000 in cash and/or fair market value of debt and/or equity securities (such fair market value to be determined by the Bankruptcy Court or, if Sellers shall not then be the subjects of a Chapter 11 Case, then jointly by Sellers and Purchaser or, failing such joint determination, by an independent nationally recognized investment banking firm jointly selected by Sellers and Purchaser or, failing such joint selection, by such an independent nationally recognized investment banking firm selected by two other investment banking firms selected one each by Sellers and Purchaser) from the sale or transfer of Purchased Assets, in each case to a Person other than Purchaser, excluding the sale of Inventory in the Ordinary Course of Business.

          "ANDA" means an abbreviated new drug application.

          "APAP" means acetaminophen.

          "Applicable Laws" means all binding laws, treaties, statutes, ordinances, decrees, rules, injunctions, writs, regulations, Orders, authorizations and permits as all of the preceding may be in effect and interpreted on the date of this Agreement, in each case relating to, or of any Governmental Body having jurisdiction over, the Business the Purchased Assets, the Licensed Assets, Sellers or Purchaser, as the case may be.

          "Approval Motion" means the motion, acceptable to Purchaser in its reasonable discretion, to be filed with the Bankruptcy Court by Sellers no later than one (1) day following the commencement of the Chapter 11 Case seeking approval of the (a) the Bidding Procedures Order (including the Bidding Procedures) and (b) the Sale Order.

          "Azathioprine ANDA" means ANDA 75-252.

          "Azathioprine Copyrights" means Copyrights in all advertising, marketing and promotional materials in any stage of development owned by Sellers that are used or intended for use in connection with the Azathioprine Product.

          "Azathioprine Know How" means all Know How necessary or useful in connection with the Azathioprine Product.

          "Azathioprine Product" means the 50 mg azathioprine product marketed pursuant to the Azathioprine ANDA, including bioequivalents.

          "Azathioprine Product Assets" means the Azathioprine ANDA, Azathioprine Copyrights (but exclusive of any portions of advertising or marketing and promotional materials describing the business of Sellers or incorporating the AAI Trademarks and any variations thereof and related logos or symbols), and the Azathioprine Know How.

          "Bidding Procedures" means those bidding procedures set forth in Exhibit F attached hereto.

          "Bidding Procedures Order" means the order of the Bankruptcy Court in the form attached hereto as Exhibit I, including such changes thereto requested or approved by Purchaser in its reasonable discretion, which changes shall in no event be adverse to Purchaser.

          "Business" means the business of Sellers, as currently conducted, of marketing, promoting, distributing, and selling the Marketed Products, but excluding all other business of Sellers and their Affiliates, including AAI DS.

          "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

          "Break-Up Fee" means the fee to be paid by Sellers to Purchaser in accordance with the provisions of Section 7.1 hereof.

          "Calcitriol ANDA" means ANDA 75-766.

          "Closing Date Inventory" means the quantities of each item of Inventory as of the Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

          "Copyrights" means all copyrights, works of authorship, and copyrightable works, and all registrations, applications, and renewals therefor.

          "Darvocet-N Suspension Know How" means all Know How necessary or useful in connection with the Darvocet-N Suspension Product and owned by Sellers, which, for the avoidance of doubt, excludes any Know How licensed from Eli Lilly and Company that is the subject of the Assignment, Transfer and Assumption Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company referenced on Schedule 1.1(i).

          "Darvocet-N Suspension Product" means the product identified as such in Schedule 1.1(a).

          "Darvocet-N XR IDM" means the invention disclosure memorandum identified in Schedule 1.1(a) and the invention described therein.

          "Darvocet-N XR Know How" means all Know How necessary or useful in connection with the Darvocet-N XR Product and owned by Sellers, which, for the avoidance of doubt, excludes any Know How licensed from Eli Lilly and Company that is the subject of the Assignment, Transfer and Assumption Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company referenced on Schedule 1.1(i).

          "Darvocet-N XR Product" means the product identified as such in
Schedule 1.1 (a).

          "DEA" means the United States Drug Enforcement Administration.

          "Derivative Darvocet Product" means the product identified as such in
Schedule 1.1(a).

          "Derivative Lynxorb Product" means the product identified as such in
Schedule 1.1(a).

          "Employee" means all individuals, as of the date hereof, who are employed by Sellers in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

          "Environmental Costs and Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

          "Environmental Law" means any applicable foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq., the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

          "Environmental Permit" means any Permit required by Environmental Laws for the operation of the Business.

          "Escrow Agent" means Wilmington Trust Company in its capacity as Escrow Agent under the Indemnity Escrow Agreement.

          "Excluded Contracts" means those Contracts of Sellers which are not set forth in Schedule 1.1(i).

          "Expense Reimbursement" means the reimbursement of Purchaser's expenses to be paid by Sellers to Purchaser in accordance with the provisions of
Section 7.1 hereof.

          "Extended Units" means the number of tablets, capsules, or milliliters of liquid, as applicable, of the Marketed Products.

          "FDA" means the United States Food and Drug Administration.

          "Final Order" means any order or judgment which has not been reversed, vacated, or stayed, and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired, and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

          "GAAP" means generally accepted accounting principles, consistently applied in the United States in effect at the relevant time.

          "Governmental Body" means any court (including the Bankruptcy Court), tribunal, arbitrator (public or private), authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision thereof.

          "Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi, and urea formaldehyde insulation.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "IDM" means invention disclosure memorandum.

          "IMS" means IMS Health Inc.

          "IMS National Sales Perspective" means the monthly audit prepared by IMS and usually available 27 days after the closing of the month. All available channels of distribution to be included.

          "IMS Product Demand Average Value" means, with respect to each Marketed Product, the three (3) month rolling average of the latest available IMS National Sales Perspective data at the time of Closing in Extended Units (prorated for any partial months) for such Marketed Product times the actual monthly Net Selling Price for such Marketed Product.

          "Included Books and Records" shall mean all of the books, records, files, documents, information and correspondences (including Marketing and Pricing Data) owned by either Seller or any of their Subsidiaries as of the Closing Date necessary for, or to the extent solely related to, selling, promoting, manufacturing, advertising, marketing or distributing the Products, and necessary for, or to the extent related to, all other books, records, files, documents, information and correspondences that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business, Pipeline Products or New Products, including documents relating to Products, services, Purchased Intellectual Property, personnel files for Transferred Employees and all customer files and documents (including credit information), supplier lists, records, literature and correspondences, but excluding the Excluded Books and Records.

          "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

          "Indemnity Escrow Agreement" means the Indemnity Escrow Agreement to be dated as of the Closing Date by and among Sellers, Purchaser and the Escrow Agent substantially in the form of Exhibit C hereto.

          "Intellectual Property" means: (i) all patents and patent applications, including continuations, divisionals, continuations-in-part, re-examinations, extensions, and/or reissues or foreign counterparts of patent applications and patents issuing thereon (collectively, "Patents"); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations, and renewals thereof (collectively, "Trademarks");
(iii) all Internet domain names; (iv) all Copyrights; and (v) all Know How.

          "Intellectual Property Licenses" means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property, and (ii) any grant to Sellers of a right to use a third Person's Intellectual Property rights which is necessary or useful for the use of any Purchased Intellectual Property or the development, manufacture, use, sale, offer for sale, distribution, marketing or promotion of Products.

          "Inventory" means all inventory of finished Marketed Products and propoxyphene bulk active ingredient owned by Sellers as of the Closing Date, excluding all other active ingredients, raw materials, or work in progress. For purposes of "Parent Closing Date Inventory Adjustment Amount" and "Purchaser Closing Date Inventory Adjustment Amount," "Inventory" means all items of inventory with an expiration date of no less than six (6) months following the Closing Date for Schedule II Marketed Products and with an expiration date of no less than twelve (12) months following the Closing Date for all other Marketed Products and in quantities no less than the minimum quantities set forth on
Schedule 1.1(b).

          "IRS" means the United States Internal Revenue Service.

          "Know How" means any and all product specifications, product formulations, compositions, product designs, plans, technology, ideas, concepts, trade secrets, manufacturing and packaging processes, technical information, expertise, skill, practice, inventions, procedures, manufacturing formulae, manufacturing directions, manufacturing specifications, manufacturing validation data, component specifications, test methods, preclinical, clinical, toxicology and stability data, validation data of analytical methods and know how, whether or not patentable.

          "Knowledge of Sellers" means the actual knowledge, after due inquiry, of the Persons listed on Schedule 1.1(c).

          "Law" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement (including the Bankruptcy Code).

          "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

          "Liability" means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

          "Licensed Assets" means the Azathioprine ANDA and the Licensed Intellectual Property.

          "Licensed Intellectual Property" means the Azathioprine Know How, the Azathioprine Copyrights, the ProSorb Know How, the ProSorb Patents, the ProSorb Trademark, the Darvocet-N XR IDM and the Darvocet-N XR Patents.

          "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Lifecycle Products" means Pipeline Products, Derivative Darvocet Products, and Derivative Lynxorb Products.

          "Lynxorb Licensed Assets" means the ProSorb Patents, the ProSorb Trademark and the ProSorb Know How.

          "Lynxorb Know How" means all Know How necessary or useful in connection with the Lynxorb Product other than the ProSorb Know How.

          "Lynxorb Product" means the product identified in Schedule 1.1 (a).

          "Manufacturing Agreement" means the agreement between Purchaser and Sellers to manufacture those Products identified on Schedule 2.7(1), in form and substance mutually agreed upon by each of Purchaser and Sellers and containing the terms set forth on Schedule 2.7(i) and Exhibit E attached hereto.

          "Marketed Products" means those products identified as currently marketed products on Schedule 1.1 (d).

          "Marketed Products Know How" means all Know How necessary or useful in connection with the Marketed Products, except for the Azathioprine Product.

          "Marketing Authorizations" means those NDAs and ANDAs set forth in
Schedule 1.1(e).

          "Marketing and Pricing Data" shall mean (i) copies of all market research, marketing plans, media plans, advertising, promotional and marketing books and records, customer lists, sales data, price lists, sales training materials, and all other pricing, advertising and promotional information owned by and in the possession or control of Sellers as of the Closing Date and used solely in connection with the Marketed Products, and (ii) originals of all Marketed Product labels and inserts and all films, artwork, photography and other graphic materials related thereto, but excluding any such items in clauses (i) and (ii) to the extent that (a) any Applicable Law prohibits their transfer or disclosure to Purchaser or (b) any transfer or disclosure to Purchaser thereof would subject Sellers to any contractual liability.

          "Material Adverse Effect" means (a) any event, change, condition (financial or otherwise) or matter that, individually or in the aggregate, results in or would be reasonably expected to result in a material adverse effect on the Purchased Assets and the Licensed Assets taken as a whole; (b) any written indication by the FDA that a factorial design study (being a study in which the Darvocet-N XR Product is required to be compared against one or more of its ingredients alone) will be required for FDA approval of the Darvocet-N XR Product (it being understood that the results of bioequivalence studies or the clinical trial results for the Darvocet-N XR Product shall not be deemed to be a Material Adverse Effect); or (c) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents, excluding any such effect to the extent resulting from or arising in connection with (i) general economic or market changes or changes that generally affect businesses of the same type as the Business, but only if, in each case, the Purchased Assets or Licensed Assets are not disproportionately affected; (ii) the filing of the Chapter 11 Case; or (iii) the public announcement of the transactions contemplated hereunder. Any determination as to whether any event, change, circumstance or effect has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and third-party indemnifications with respect to such event, change, circumstance or effect. Purchaser acknowledges that Seller has ceased actively marketing and promoting the Marketed Products through a sales force or otherwise and that the cessation of such marketing and promotion shall not, in and of itself, constitute a Material Adverse Effect.

          "Modification" means, with respect to any item, any modification, translation, conversion, compilation, upgrade or other derivative version of, or change or addition to, such item. "Modified" and "Modify" shall have corollary meanings.

          "NDA" means a new drug application.

          "Net Sales" means with respect to a Lifecycle Product or New Product, as the case may be, the gross amount invoiced by a Permitted Seller of such Lifecycle Product or New Product, to third Persons, less

          (a) trade, quantity and/or cash discounts actually allowed;

          (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances, credits or payments which effectively reduce the net selling price; and

          (c) actual Lifecycle Product or New Product returns and allowances, as the case may be;

provided that in no event shall Net Sales equal less than zero. For the avoidance of doubt, all licensing fees not based on product sales, milestone payments and other similar payments derived from any sublicense, assignment or transfer of the rights to sell or otherwise market a Lifecycle Product or New Product, as the case may be, shall be deemed to be Net Sales. Net Sales shall be determined from books and records maintained in accordance with GAAP and shall be deemed to have been made as of the recorded sale date according to GAAP for such product.

          "Net Selling Price" means, with respect to a Marketed Product, the gross amount invoiced by a Seller or a Subsidiary of a Seller for such Marketed Product, to third Persons, less

          (a) trade, quantity and/or cash discounts actually allowed;

          (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances, credits or payments (other than commissions) which effectively reduce the net selling price; and

          (c) actual Marketed Product returns and allowances, as the case may be.

          "New Licensed Intellectual Property" means any Intellectual Property necessary or useful in connection with a New Product that Purchaser has elected to acquire under Section 3.3 other than the New Purchased Intellectual Property associated with that New Product.

          "New Purchased Intellectual Property" means any Intellectual Property necessary or useful in connection with a New Product that Purchaser has elected to acquire under Section 3.3 that does not have general applicability to products other than the New Product.

          "NSAID" means any non-steroidal anti-inflammatory drug.

          "Odyssey Co-Development Agreement" means the co-development agreement referenced in Section 3.5, in form and substance mutually agreed upon by Purchaser and Sellers.

          "Odyssey Ingredient" means the ingredient identified in Schedule
1.1(f).

          "Odyssey Know How" means all Know How necessary or useful in connection with the Odyssey Product.

          "Odyssey Patents" means those Patents set forth in Schedule 1.1(f).

          "Odyssey Product" means the product identified in Schedule 1.1(f).

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Ordinary Course of Business" means the ordinary and usual course of normal day-to-day operations of the Business since January 1, 2005 through the date hereof.

          "Pain Product" means a prescription pharmaceutical product for which the FDA labeling in the Indication and Usage section of such product's package insert could reasonably be expected to include the words "relief or "management" plus the word "pain."

          "Parent Closing Date Inventory Adjustment Amount" means, with respect to each item of Inventory, the product of (i) Sellers' actual cost of such item of Inventory and (ii) the difference between the quantities of such item of Inventory listed in Schedule 1.1(b) and the quantities included in the Final Closing Date Inventory.

          "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

          "Permitted Seller" means Purchaser and its Affiliates and any assignee, licensee or sublicensee having the right to sell Marketed Products, Lifecycle Products or New Products.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "Pipeline Products" means those products identified as pipeline products on Schedule 1.1(g).

          "PK Study" means a pharmacokinetics study.

          "Post-Signing Shipment Value" means, with respect to each Marketed Product, the total monthly Extended Units (prorated for any partial month) of such Marketed Product times the actual monthly Net Selling Price of such Marketed Product shipped to a customer by or on behalf of either Seller from the date hereof through and including the Closing Date, as reported by SPS Cord.

          "Product Registration Data" shall mean, to the extent solely related to a Product and owned by and in the possession and control of Sellers as of the Closing Date, the following (including electronic copies where no hard copies exist): (i) all regulatory files relating thereto, other than the Marketing Authorizations, Purchased DMFs and Purchased INDs, including, but not limited to, any Permits (to the extent transferable), and minutes of meetings and telephone conferences with the FDA, validation data, preclinical and clinical studies and tests related to the applicable Product, and all audit reports of clinical studies, plus all annual reports and safety reports associated therewith, drug master files, FDA approvals for export, documents relating to Phase IV studies and pediatric studies, and all correspondence with the FDA regarding the marketing status of such applicable Product; and (ii) all records maintained under current good manufacturing practices or other record keeping or reporting requirements of the FDA, the DEA, the Occupational Safety and Health Administration or any other Governmental Body, including, but not limited to, FDA warning letters, FDA Notices of Adverse Finding Letters, FDA audit reports (including any comments on such reports), all other correspondence and communications with regulatory agencies in connection with such Product (including any advertising and promotion documents and 2253 forms), adverse event files, complaint files and manufacturing records.

          "Products" means the Marketed Products set forth in Schedule 1.1 (d), and the Pipeline Products set forth in Schedule 1.1(g).

          "ProSorb Know How" means the Know How necessary or useful in connection with the Lynxorb Product, which Know How has general applicability beyond that product.

          "ProSorb Patents" means the Patents set forth in Schedule 1.1(h).

          "ProSorb Trademark" means the common law rights in the United States to use the phrase "ProSorb" as a trademark and the rights arising under the United States registration of the trademark for "ProSorb," registration number 2,346,573.

          "Purchased Contracts" means the Contracts set forth in Schedule 1.1(i). Purchaser shall have the right, by written notice delivered to Sellers at any time during the period from and after the date hereof and until the Closing Date to delete any Contract from Schedule 1.1 (i) (it being understood that any such Contract deleted by Purchaser from such schedule may subsequently be rejected by Sellers in the Chapter 11 Case and, if so rejected, Purchaser shall reimburse Sellers for any administrative expenses incurred by Sellers after the commencement of the Chapter 11 Case as a result of the rejection of such Contract). Purchaser shall also have the right by written notice delivered to Sellers at any time during the period from and after the date hereof and until the Closing Date to add any Contract to Schedule 1.1 (i) that was not disclosed to Purchaser prior to the date hereof. Schedule 1.1(i) also sets forth the estimated amounts (as of the date hereof) of all amounts which Sellers expect will be payable pursuant to Section 365(b) of the Bankruptcy Code on account of the assumption and assignment of any Purchased Contract.

          "Purchased DMFs" means those drug master files set forth in Schedule 1.1(i).

          "Purchased INDs" means those investigational new drug applications set forth in Schedule 1.1(k).

          "Purchased Intellectual Property" means all right, title, and interest in and to the following Intellectual Property which is owned (and not licensed) by Sellers: (i) all the Trademarks set forth on Schedule 1.1(1) (the "Purchased Trademarks"); (ii) all the Internet domain names set forth on Schedule 1.1(1) (the "Purchased Domain Names"); (iii) all the Copyrights in all advertising, marketing, promotional and packaging materials relating to the Products (other than the Azathioprine Copyrights), exclusive of any portions of advertising, marketing, promotional and packaging materials describing the business of Sellers or incorporating the AAI Trademarks and any variations thereof and related logos or symbols (the "Purchased Copyrights"); (iv) all Patents set forth in Schedule 1.1(1) (the "Purchased Patents"); (v) the Marketed Product Know How; (vi) the Darvocet-N XR Know How; (vii) the Darvocet-N Suspension Know How; and (viii) the Lynxorb Know How.

          "Purchaser Closing Date Inventory Adjustment Amount" means, with respect to each item of Inventory, the product of (i) Sellers' actual cost of such item of Inventory as of the Closing Date and (ii) the difference between the quantities of such item of Inventory listed in Schedule 1.1(b) and the quantities included in the Final Closing Date Inventory.

          "Purchaser's Indemnity Escrow Amount" means $2,000,000.

          "Purchaser's Indemnity Escrow Fund" means the Purchaser's Indemnity Escrow Amount together with all interest or income actually earned thereon pursuant to the Indemnity Escrow Agreement.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

          "Remedial Action" means all actions to (i) clean up, remove, treat or in any other way remediate any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(iv) to correct a condition of noncompliance with Environmental Laws.

          "Restructuring Transaction" means (a) a recapitalization transaction involving, in whole or in part, Sellers and its existing security holders or creditors, or (b) a transaction or series of transactions, including by way of a plan of reorganization, in connection with a liquidation or reorganization or other continuation of Seller's business relating to some or all of the Purchased Assets.

          "Sale Order" means the order of the Bankruptcy Court in the form attached hereto as Exhibit H, including such changes thereto requested or approved by Purchaser in its sole discretion.

          "Sellers' Indemnity Escrow Amount" means $8,000,000.

          "Sellers' Indemnity Escrow Fund" means the Sellers' Indemnity Escrow Amount together with all interest or income actually earned thereon pursuant to the Indemnity Escrow Agreement.

          "Services Agreement" means the agreement to provide services with respect to the Marketed Products, Purchaser Developed Products, Lifecycle Products, and New Products, in form and substance mutually agreed upon by Purchaser and Sellers and containing the terms set forth on Schedule 2.7(ii) and Exhibit G attached hereto.

          "Shipping Adjustment Amount" means the cash value of the difference between the sum of the Post-Signing Shipment Values for all Marketed Products minus the sum of the IMS Product Demand Average Values for all Marketed Products, in the event that the sum of the Post-Signing Shipment Values is greater than the sum of the IMS Product Demand Average Values.

          "Split Lot" means any lot of Marketed Product that Sellers have sold some, but not all, of the applicable Marketed Product in such lot prior to the Closing Date.

          "SPS Cord" means Cardinal Health 105, Inc. (formerly known as Cord Logistics, Inc.), an Ohio corporation.

          "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

          "Tax" or "Taxes" means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

          "Taxing Authority" means the IRS and any other Governmental Body responsible for the administration of any Tax.

          "Tax Return" means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Sellers or any of their Subsidiaries.

          "Territory" means worldwide.

          "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term                                  Section
----                                  -------
AAI Packaging                         8.12
Agreement                             Recitals
Adjustment Deadline                   3.1
Allocation Objection Notice           12.3
Allocation Response Period            12.3
Antitrust Division                    8.7(a)
Antirust Laws                         8.7(b)
Asset Acquisition Statement           12.3
Assumed Liabilities                   3.1
Audit Termination Date                3.6(a)
Balance Sheet                         5.5(a)
Balance Sheet Date                    5.5(a)
Bankruptcy Code                       Recitals
Bankruptcy Court                      Recitals

Term                                  Section
----                                  -------
Basket                                11.4(a)
Chapter 11 Case                       Recitals
Chargeback Termination Date           8.14(c)
Closing                               4.1
Closing Date                          4.1
Closing Date Inventory Statement      3.7(a)
Commitment Letters                    6.6
Confidential Information              8.9(d)
Confidentiality Agreement             8.9(d)
Cure Amounts                          2.6
Cure Deadline                         3.5(d)
Darvocet-N XR Patents                 2.2(f)(ii)
Development Costs                     8.4
Disclosing Party                      8.9(d)
Domain Name Transfer Agreement        4.2(1)
Excess Cure Amount                    2.6
Exchange Act                          5.5(c)
Excluded Assets                       2.3
Excluded Books and Records            2.3(d)
Excluded Liabilities                  2.5
Expenses                              11.2(a)(vi)
Final Closing Date Inventory          3.7(e)
Financial Statement of the Business   5.5(b)
Financial Statements                  5.5(a)
Five Year Period                      3.3(c)
FTC                                   8.7(a)
Indemnification Claim                 11.3(a)
Lifecycle Product Statement           3.2
LLC                                   Recitals
Losses                                11.2(a)(i)
New Combo Product                     3.3(b)
New Internal Product                  3.3(c)
New P/D Product                       3.3(a)
New Product Statement                 3.3(h)
Net Cash Proceeds                     3.5(b)
Net Sale Proceeds                     3.5(c)
Net Sales Statement                   3.6(a)
Non-Solicitation Period               7.3(a)
Notebooks                             2.1(f)
Parent                                Recitals
Parent Inventory Payment              3.7(e)
Patents                               1.1 (in Intellectual Property definition)
Period of Election                    3.3(a)
Post-Signing Shipments Statement      3.8
Purchased Assets                      2.1

Term                                  Section
----                                  -------
Purchase Price                        3.1
Purchase Price Adjustment             3.1
Purchaser                             Recitals
Purchaser Developed Product           3.3(b)
Purchaser Documents                   6.2
Purchaser Indemnified Parties         11.2(a)
Purchaser Inventory Payment           3.7(e)
Rebates Termination Date              8.14(b)
Recalls                               8.16
Receiving Party                       8.9(d)
Rejected Pain Products                2.2(c)(ii)
Restricted Business                   8.9(a)
Restrictive Agreements                8.21
Revised Statements                    12.2
SEC                                   5.5(c)
Securities Act                        8.18
Sellers                               Recitals
Seller Documents                      5.2
Seller Indemnified Parties            11.2(b)
Seller Representatives                7.3(a)
Seven Year Period                     3.3(a)
Survival Period                       11.1
Ten Year Period                       3.3(d)(i)
Trademark Assignment Agreement        4.2(b)
Transferred Employees                 9.1(a)
Transfer Taxes                        12.1
Unresolved Claims                     11.5
WAC                                   8.14(e)

     1.3 Other Definitional and Interpretive Matters

          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          Dollars. Any reference in this Agreement to $ means U.S. dollars.

          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated by reference and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

          Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

          Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                                   ARTICLE II

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Sellers, and Sellers shall (and shall cause its Subsidiaries to) sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Sellers' right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, claims (as defined in Section 101(5) of the Bankruptcy Code) and interests. "Purchased Assets" means each of the following assets:

          (a) the Purchased DMFs;

          (b) the Purchased INDs;

          (c) the Marketing Authorizations;

          (d) the Inventory;

          (e) the Purchased Intellectual Property;

          (f) subject to the terms of Section 8.22, copies of laboratory notebooks to the extent relating to the Purchased Intellectual Property and the Licensed Assets ("Notebooks"), it being understood that such Notebooks are included in Excluded Assets other than the Purchaser's right to receive copies thereof;

          (g) all rights of Sellers under the Purchased Contracts;

          (h) the Included Books and Records;

          (i) all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements relating to Transferred Employees;

          (j) the Calcitriol ANDA;

          (k) the Product Registration Data;

          (l) all goodwill associated with the Purchased Assets; and

          (m) all amounts recoverable or recovered in connection with Legal Proceedings relating to the Purchased Assets or Licensed Assets commenced after the Closing Date, subject to Section 2.2(j).

     2.2 Licenses.

          (a) All the licenses granted in this Section 2.2 are subject to the terms and conditions set forth herein and, in the case of the licenses granted from Sellers to Purchaser, the terms and conditions set forth in the Services Agreement and the Manufacturing Agreement.

          (b) Development Cross-License.

               (i) Purchaser to Sellers:

                    (A) From and after the Closing Date, Purchaser hereby grants to Sellers, and Sellers accept, a worldwide, perpetual, irrevocable royalty-free license to the Patents and Know How contained within the Purchased Intellectual Property and the New Purchased Intellectual Property to develop any pharmaceutical products other than the Darvocet-N XR Product or the Lynxorb Product.

                    (B) The license granted in Section 2.2(b)(i)(A) is exclusive outside the field of Pain Products and shall become exclusive for all products other than Lifecycle Products at the end of the Seven Year Period. It is otherwise nonexclusive.

                    (C) Sellers shall use all reasonable efforts to maintain the confidentiality of all confidential Know How licensed under this
               Section 2.2(b) and shall not disclose it to any third party other than as reasonably warranted in connection with Sellers' licensed development activities or sublicenses or assignments as contemplated in Section 2.2(1) and in any event pursuant to appropriate terms of confidentiality.

               (ii) Sellers to Purchaser:

                    (A) From and after the Closing Date, Sellers hereby grant to
               Purchaser, and Purchaser accepts, a worldwide irrevocable license to the Patents and Know How contained within the Licensed Intellectual Property and New Licensed Intellectual Property to develop any pharmaceutical products in the field of Pain Products. This license shall not include fields to the extent and for the time covered by other licenses granted in this Section
               2.2 with the intention of the parties being that after taking all such licenses into account, Purchaser has the sum of the license rights specified in all the relevant sections but for each activity of Purchaser, only the license most specific to that activity applies.

                    (B) The license granted in Section 2.2(b)(n)(A) shall expire at the end of the Seven Year Period, except (x) as otherwise granted in this Section 2.2, for which it shall survive; and (y) for products that have reached the stage of development by or for Purchaser of a prototype and dissolution profile by the end of the Seven Year Period, as to which specific products it will survive.

                    (C) Purchaser shall have the right, upon request, to receive a copy of any written or electronic embodiments of Know How contained within the Licensed Intellectual Property and New Licensed Intellectual Property that are necessary or useful for the development of Pain Products, provided that Purchaser shall agree in writing to maintain the confidentiality of such information pursuant to appropriate terms of confidentiality; provided, further, to the extent not precluded by agreements between Sellers and third parties, Purchaser may disclose confidential portions of such Know How to third parties developing Pain Products on Purchaser's behalf, under appropriate written terms of confidentiality. Purchaser shall reimburse Sellers at cost for such materials. All such copies will be returned to Sellers at the end of the Seven Year Period.

          (c) Exploitation License Back.

               (i) Outside Field of Pain Products. From and after the Closing Date, Purchaser hereby grants to Sellers, and Sellers accept, a worldwide, exclusive, perpetual, royalty-free, transferable license to the Patents and Know How contained within the Purchased Intellectual Property and New Purchased Intellectual Property to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote products other than Pain Products and Marketed Products.

               (ii) Rejected Pain Products. From and after the Closing Date, Purchaser hereby grants to Sellers, and Sellers accept a worldwide, exclusive, perpetual, royalty-free, transferable license (with a right to sublicense without consent) to the Patents and Know How contained within the Purchased Intellectual Property and New Purchased Intellectual Property to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote Pain Product(s) that under the terms of Sections 3.3(a) 3.3(b) or 3.3(c), Sellers developed and Sellers offered to Purchaser, and that Purchaser declined ("Rejected Pain Products"), thereby entitling Sellers to market such Rejected Pain Product(s) themselves or through a licensee, in which case the license shall be exclusive but only as to the specific Rejected Pain Product(s) offered, provided that in the case of rejected New P/D Products, the license shall only be effective after the Seven Year Period.

               (iii) Non-Offered Pain Products. Purchaser grants to Sellers an exclusive license under the Patents and Know How contained within the Purchased Intellectual Property and New Purchased Intellectual Property of scope equivalent to that granted under Section 2.2(c)(ii) with respect to each product that under the terms of Section 3.3, Sellers are entitled to develop and market without offering to Purchaser once such products have reached the stage of development of a prototype and dissolution profile upon delivery by Sellers of a written notice describing in reasonable detail the product that will be the subject of the exclusive license, provided that in no event will any license granted pursuant to this Section 2.2(c)(iii) under the Purchased Intellectual Property or New Purchased Intellectual Property restrict Purchaser's rights to any Product, any New Product Purchaser has elected to acquire under Section 3.3, any Derivative Lynxorb Product, any Derivative Darvocet Product, the Odyssey Product or any product that Purchaser is legally authorized to develop under the license granted in Section 2.2(b)(ii)(A). The scope of the exclusive license shall be automatically conformed to apply only to the specific product marketed once that product has reached final formulation.

               (iv) Sellers shall use all reasonable efforts to maintain the confidentiality of all confidential Know How licensed under this Section 2.2(c) and shall not disclose it to any third party other than as reasonably warranted and pursuant to appropriate terms of confidentiality.

          (d) General License.

               (i) Sellers hereby grant Purchaser a license under the Licensed Intellectual Property and New Licensed Intellectual Property to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote any Pain Products. Purchaser covenants, however, not to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote or co-promote any Pain Products using the Licensed Intellectual Property or New Licensed Intellectual Property other than the Lynxorb Product (as to the Lynxorb Licensed Assets), Derivative Lynxorb Products (as to the Lynxorb Licensed Assets), Darvocet-N XR Product (as to the Darvocet-N XR Know

How, the Darvocet-N XR IDM and the Darvocet-N XR Patents), Derivative Darvocet Products (as to the Darvocet-N XR Know How, the Darvocet-N XR IDM and the Darvocet-N XR Patents), Darvocet-N Suspension Product, any New Products that Purchaser has elected to acquire under Section 3.3 and any products that Purchaser is legally authorized to develop under the license granted in Section 2.2(b)(ii)(A).

               (ii) Rejected Pain Products. The license granted in Section 2.2(d)(i) shall terminate with respect to Rejected Pain Products upon Sellers' entitlement to market a Rejected Pain Product, but only with respect to the particular Rejected Pain Product offered.

               (iii) Non-Offered Pain Products. The license granted in Section 2.2(d)(i) shall terminate with respect to Pain Products that under the terms of
Section 3.3 Sellers are entitled to develop and market without offering to Purchaser once such products have reached the stage of development of a prototype and dissolution profile upon delivery by Sellers of a written notice describing in reasonable detail the product that will be the subject of the termination, provided that in no event will the termination with respect to the Purchased Intellectual Property or New Purchased Intellectual Property restrict Purchaser's rights to any Product, any New Product Purchaser has elected to acquire under Section 3.3, any Derivative Lynxorb Product, any Derivative Darvocet Product, the Odyssey Product or any product that Purchaser is legally authorized to develop under the license granted in Section 2.2(b)(ii)(A). The scope of the termination shall be automatically conformed to apply only to the specific product marketed once that product has reached final formulation.

          (e) Lynxorb License.

               (i) Sellers hereby grant to Purchaser, and Purchaser accepts a worldwide, exclusive, perpetual, transferable license under the Lynxorb Licensed Assets and New Licensed Intellectual Property necessary or useful for the Lynxorb Product or Derivative Lynxorb Products in order to develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote the Lynxorb Product and Derivative Lynxorb Products, which license is irrevocable for all assets other than the ProSorb Trademark, but which as to the ProSorb Trademark may be terminated as set forth in Section 2.2(e)(ii). For the avoidance of doubt, Sellers retain all rights to exploit the ProSorb Trademark for products other than with respect to the Lynxorb Product and Derivative Lynxorb Products and Purchaser is prohibited from exploiting its trademark rights under this Section 2.2(e)(i) except with respect to the Lynxorb Product and Derivative Lynxorb Products.

               (ii) All uses by Purchaser, its Affiliates and their respective sublicensees and assigns of the ProSorb Trademark (whether on Lynxorb Products or Derivative Lynxorb Products, in marketing materials or otherwise) shall be in an appropriate manner, without jeopardizing the significance, distinctiveness or validity of such trademarks; shall use the designation "(R)" with such trademarks and labeled as a registered trademark of Parent; and shall only be in such form and manner as approved in writing by Sellers. Purchaser shall only use the ProSorb Trademark on products of high quality that do not tarnish, dilute or diminish the current value of such trademarks. All trademark rights from the use of the ProSorb Trademark by Purchaser, its Affiliates and their respective sublicensees and assigns will inure to the benefit of Sellers. Neither Purchaser, its Affiliates nor their respective sublicensees and assigns shall contest or challenge the validity of, or Sellers' ownership of, the ProSorb Trademark. All Lynxorb Products and Derivative Lynxorb Products and related marketing materials featuring the ProSorb Trademark must be manufactured, labeled, sold, distributed and advertised in accordance with all Applicable Laws. Once each calendar year upon the written request of Sellers, in order that Sellers can assure themselves of the maintenance of the above-described quality standards, Purchaser and its Affiliates will, and shall cause their respective sublicensees and assigns to: (i) provide to Sellers at cost (not to exceed $10.00) two (2) then-current production samples of each Lynxorb Product or Derivative Lynxorb Product featuring the ProSorb Trademark (with the current packaging) to the extent not manufactured by AAI DS, together with two (2) copies of all marketing materials, and (ii) permit Sellers to inspect the manufacturing process for each Lynxorb Product and Derivative Lynxorb Product not manufactured by AAI DS featuring the ProSorb Trademark upon five (5) Business Days prior notice, which inspection shall be scheduled during normal business hours. If Sellers reasonably determine that Purchaser has breached the provisions of this Section 2.2(e)(ii) with respect to the ProSorb Trademark and such breach is not materially cured within sixty (60) days after Purchaser's receipt of written notice thereof, Sellers may terminate the license granted in Section 2.2(e)(i) above with respect to the ProSorb Trademark subject to such violation immediately upon written notice to Purchaser.

          (f) Darvocet-N XR License.

               (i) Sellers hereby grant to Purchaser, and Purchaser accepts a worldwide, exclusive, perpetual, irrevocable, transferable license under the Darvocet-N XR Know How, Darvocet-N XR IDM and New Licensed Intellectual Property necessary or useful for Darvocet-N XR Product or Derivative Darvocet Products in order to develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote the Darvocet-N XR Product and Derivative Darvocet Products.

               (ii) Sellers hereby grant to Purchaser, and Purchaser accepts a worldwide, exclusive, perpetual, irrevocable, transferable license under any patent that solely and exclusively relates to the Darvocet-N XR Product (the "Darvocet-N XR Patents") with respect to the full scope of rights provided by such patent.

          (g) Azathioprine Product License. Sellers hereby grant to Purchaser, and Purchaser accepts a worldwide, exclusive, perpetual, irrevocable, transferable license under the Azathioprine Product Assets in order to develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote the Azathioprine Product. For the avoidance of doubt, no right is granted hereunder to use the Azathioprine Product Assets in connection with any dosages other than the 50 mg dose of the Azathioprine Product.

          (h) Patent Prosecution.

               (i) Platform Patents. Sellers shall prepare and file, at Sellers' expense, subject to the review and approval of Purchaser, one or more patent applications claiming the invention disclosed in the Darvocet-N XR IDM or as further developed to the final Darvocet-N XR Product. Once filed, prosecution of that patent application shall be under the control and the expense of Sellers. Purchaser agrees to coordinate with Sellers in the prosecution of those applications to ensure consistency with Sellers' other patent filing efforts regarding similar and "platform" inventions. Sellers shall give due consideration to Purchaser's input in the prosecution of these applications.

               (ii) Lynxorb. Purchaser shall prepare and file, to the extent possible, at Purchaser's expense, subject to the review of Sellers, one or more patent applications claiming potentially patentable subject matter to the extent solely and directly related to the Lynxorb Product.

               (iii) Other Licensed Patents. Sellers shall prepare and file, at Sellers' expense, to the extent practicable, subject to the review, but not approval, of Purchaser, all other patent applications that are contained within the Licensed Intellectual Property with a scope that allows at a minimum for protection of the final Darvocet-N XR Product and Lynxorb Product. Once filed, prosecution of these applications shall be under the control of and at the expense of Sellers. Sellers agree to coordinate with Purchaser in the prosecution of those applications to ensure consistency with Purchaser's other patent filing efforts and the development of the products acquired hereunder. Sellers shall give due consideration to Purchaser's input in the prosecution of these applications.

               (iv) Purchaser Prosecution Rights. Sellers hereby appoint Purchaser its agent to file patent applications claiming the inventions contained within the Licensed Intellectual Property and prosecute such applications and any other patent applications contained within the Licensed Intellectual Property that solely pertain to Pain Products. Purchaser covenants, however, not to exercise its right to so file and prosecute while Sellers are making commercially reasonable efforts to file and prosecute such inventions.

          (i) Orange Book. Purchaser hereby agrees that if Sellers request that any Patents contained in the Purchased Intellectual Property or New Purchased Intellectual Property be listed in the Orange Book and such listing would protect products of Sellers other than those acquired hereunder, it will consent to such listing so long as it does not reasonably believe, in good faith, that such listing would give rise to a claim of patent misuse. Sellers hereby agree that if Purchaser requests that any Patents contained in the Licensed Intellectual Property or New Licensed Intellectual Property be listed in the Orange Book and such listing would protect products acquired hereunder, it will consent to such listing so long as it does not reasonably believe, in good faith, that such listing would give rise to a claim of patent misuse.

          (j) Third Party Infringement.

               (i) If either party learns of any actual or threatened infringement, misappropriation, dilution, tarnishment, or unauthorized use of the Purchased Intellectual Property or Licensed Intellectual Property by any third Person, such party shall notify the other party of such infringement in writing. Either party shall have the right, but not the obligation, to take any action against such third Person to stop the same, or otherwise enforce Purchaser's rights in the Purchased Intellectual Property and Seller's rights in the Licensed Intellectual Property. If a party initiates suit as contemplated in this Section 2.2(j)(i), such party shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or any settlement thereof. The party that initiates suit shall notify the other party in writing. In the event either party initiates suit, (A) the other party shall cooperate in such action, (B) the other party shall have the right to retain separate counsel in connection with any such action (the costs of such separately-retained counsel at that party's expense, provided, that if the other party is a necessary party to such action, the costs of such separately retained counsel shall be at the expense of the party bringing the action), and (C) the party bringing the action shall reimburse the other party for all reasonable costs, attorneys' fees and other expenses incurred by the other party in connection with such action, including appropriate reimbursement for time of that party's personnel involved in discovery, trial and other related matters, except as provided in Section 2.2(j)(i)(B). Nothing herein shall be construed to prevent Sellers and Purchaser from taking action jointly in any infringement suit or other action with respect to the Purchased Intellectual Property.

               (ii) Each party shall be entitled to any recovery of damages (including payments received in any settlement) resulting from a lawsuit brought solely in its own name and, in the event both Sellers and Purchaser are joint parties to any lawsuit, Sellers and Purchaser shall share in any recovery, after reimbursement of each party's expenses in connection with the action, including appropriate reimbursement for time of that party's personnel involved in discovery, trial and other related matters, in proportion to the expenses it incurred. Neither party may settle with an infringer in a manner which could reasonably be considered to negatively impact any rights of the other without the other's prior written approval, which approval shall not be unreasonably withheld or delayed.

          (k) Sellers agree that they will not, during or after the term of this Agreement, in any way challenge the validity of the Purchased Intellectual Property or Purchaser's ownership thereof. Purchaser agrees that if Purchaser challenges the validity of the Licensed Intellectual Property, Purchaser will pay Sellers' expenses in connection therewith.

          (l) Any license granted pursuant to this Section 2.2 shall be freely transferable and sub licensable, and may be assumed and/or assigned in whole or in part without the consent of any Party, so long as the transfer, sublicense, assumption and/or assignment is subject to the obligation and restrictions contained in this Agreement.

          (m) Purchaser acknowledges and agrees that a breach of Sections 2.2(d)(i) (second sentence) or 3.4(b) (last paragraph) would cause irreparable damage to Sellers not compensable by monetary damages and that Sellers will not have an adequate remedy at law. Therefore, Purchaser's obligations under Section 2.2(d)(i) (second sentence) or 3.4(b) (last paragraph) shall be enforceable by, and Sellers shall be entitled to seek, temporary, preliminary and/or permanent equitable or injunctive relief (including a decree of specific performance) from any court of competent jurisdiction, without the necessity of posting bond. Sellers' remedies under this Section 2.2(m) shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     2.3 Excluded Assets. Nothing herein contained shall be deemed to transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. "Excluded Assets" means each of the following assets:

          (a) the Excluded Contracts;

          (b) cash, cash equivalents, all prepayments (including all prepayments made to third party manufacturers, suppliers and contractors), deferred assets, refunds, credits or overpayments or other receivables for Taxes;

          (c) all accounts receivable of Sellers;

          (d) all books and records to the extent related to or constituting human resources and any other employee-related files and records for employees that are not Transferred Employees or any other books and records Sellers are required by law to retain, (ii) original (but not copies of) financial and accounting records; (iii) any tax files, returns, documents, instruments, papers, books and records not related to the Purchased Assets or Assumed Liabilities; (iv) original (but not copies of, to the extent relating to the Purchased Intellectual Property and the Licensed Assets) laboratory notebooks and (v) Excluded Assets or Excluded Liabilities (collectively, the "Excluded Books and Records");

          (e) the AAI Trademarks;

          (f) the AAI IP;

          (g) all rights of Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to Products sold by, or services provided to, Sellers or to the extent affecting any Purchased Assets in respect of matters occurring prior to the Closing Date;

          (h) any refund or credit of (i) Taxes that relate to the Purchased Assets or the Assumed Liabilities attributable to any period or portion thereof ending prior to the Closing Date, including any Taxes allocated to Sellers pursuant to Section 12.2 and (ii) Taxes of Sellers that are not Assumed Liabilities;

          (i) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers and its Subsidiaries;

          (j) all amounts recoverable or recovered by Sellers or their Affiliates in connection with any Legal Proceedings commenced prior to the Closing Date, or after the Closing Date to the extent not related to the Purchased Assets or the Licensed Assets subject to Section 2.2(j).

          (k) all manufacturing and laboratory facilities;

          (l) all computers, software and office equipment, personal property, furniture, fixtures and equipment;

          (m) all real estate and leasehold interests of Sellers; and

          (n) all businesses of Sellers and their Affiliates other than the Business.

     2.4 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, only the following liabilities of Sellers (collectively, the "Assumed Liabilities"):

          (a) all Liabilities of Sellers under the Purchased Contracts that arise out of or relate to the period on and after the Closing Date;

          (b) all Liabilities for (i) Purchaser's portion of the Transfer Taxes pursuant to Section 12.1 and (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) beginning on or after the Closing Date, including any Taxes allocated to Purchaser pursuant to Section 12.2; and

          (c) all Liabilities relating to amounts required to be paid by Purchaser hereunder.

     2.5 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities relating to the Business of Sellers or any Affiliate of Sellers except as expressly provided in Section 2.4 hereof or elsewhere in this Agreement, and Sellers and their Affiliates shall be solely and exclusively liable with respect to all such Liabilities, other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), including without limitation, those Liabilities set forth below:

          (a) all Liabilities in respect of any and all Products sold and/or services performed by Sellers before the Closing Date, including product liability claims;

          (b) all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Sellers of the Business on or prior to the Closing Date, (ii) the manufacture by Sellers' or their Subsidiaries at any time of the Products set forth in Exhibit E and (iii) the Excluded Assets or any other real property presently or formerly owned, operated, leased or otherwise used by Seller;

          (c) except to the extent specifically provided in Article IX, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Sellers or any of its Affiliates of any individual before the Closing Date, (ii) workers' compensation claims against Sellers or any of their Subsidiaries that relate to the period before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any employee benefit plan of Sellers or their Affiliates;

          (d) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Sellers accruing under such Contracts with respect to any period prior to Closing and all Cure Amounts;

          (e) all Liabilities arising out of, under or in connection with any Indebtedness of Sellers or any of their Subsidiaries;

          (f) all Liabilities for (i) Sellers' portion of the Transfer Taxes pursuant to Section 12.1, (ii) Taxes of Sellers that are not Assumed Liabilities, (iii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending before the Closing Date, including any Taxes allocated to Sellers pursuant to Section 12.2, and
(iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written) with respect to which Sellers or any Affiliates are liable;

          (g) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of
(i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation prior to the Closing Date, or (ii) any Excluded Asset; and

          (h) all Liabilities relating to amounts required to be paid by Sellers hereunder.

     2.6 Cure Amounts. At Closing and pursuant to Section 365 of the Bankruptcy Code, Sellers shall assume and assign to Purchaser the Purchased Contracts. The cure amounts, as determined by the Bankruptcy Court, if any (the "Cure Amounts"), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Purchased Contracts, shall be paid by Sellers, on or before Closing, and not by Purchaser and Purchaser shall have no liability therefor. Notwithstanding the foregoing, in the event the actual Cure Amounts for all Purchased Contracts required to be paid by Sellers on the Closing Date in accordance with this Section 2.6 exceed the aggregate of the estimated Cure Amounts set forth on Schedule 1.1(i) for such Purchased Contracts (such excess, the "Excess Cure Amount") by $6,000,000 or more, then Purchaser may, by written notice to Sellers, elect to (i) pay the amount by which the Excess Cure Amount exceeds $6,000,000 and/or (ii) cause Sellers to reject any Purchased Contract or (iii) to the extent the failure to assume the Purchased Contract would result in a Material Adverse Effect, terminate this Agreement in accordance with Section 4.4(f). If Purchaser elects to proceed pursuant to clause (i) and/or (ii) above, then Sellers shall pay, in addition to the aggregate Cure Amounts specified in Schedule 1.1 (i), the first $6,000,000 of the Excess Cure Amount.

     2.7 Services Agreement, Manufacturing Agreement and Odyssey Co-Development Agreement. At the Closing, Purchaser and Sellers shall enter into and deliver to each other the (i) Services Agreement, (ii) Manufacturing Agreement and (iii) Odyssey Co-Development Agreement.

     2.8 Further Conveyances and Assumptions. From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Sellers and their Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

     2.9 Bulk Sales Law. Purchaser hereby waives compliance by Sellers with the requirements and provisions of any "bulk-transfer" Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any security interests in the Purchased Assets, including any Liens or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

                                   ARTICLE III

                                  CONSIDERATION

     3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (i) the payment by Purchaser to Seller, in the manner provided in
Section 3.9 hereof, of $170,000,000, less the Development Costs, if any (the "Purchase Price"), provided that if the Closing Date does not occur within the ninetieth (90th) day following the commencement of the Chapter 11 Case (the "Adjustment Deadline"), the Purchase Price shall be reduced by $1,500,000 on each weekly anniversary of the Adjustment Deadline prior to the Closing Date (the "Purchase Price Adjustment"), provided that the Purchase Price Adjustment shall not be applicable to any week (or portion thereof) after the Adjustment Deadline in which (A) there shall be an uncured breach by Purchaser of covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 or 10.3 and all other conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing) to have been satisfied or (B) the waiting period under the HSR Act shall not have expired or early termination shall not have been granted; provided, further, that in no event, shall the Purchase Price Adjustment exceed $6,000,000 in the aggregate, (ii) the assumption by Purchaser of the Assumed Liabilities, and (iii) the payment by Purchaser to Sellers of royalty payments pursuant to Section 3.2. Commencing on the one hundred twentieth (120th) day following the commencement of the Chapter 11 Case and provided that the Closing Date has not yet occurred, Purchaser shall have the right to terminate this Agreement pursuant to Section 4.4; provided, however, that in the event Purchaser terminates this Agreement pursuant to Section 4.4, Purchaser shall be paid the Expense Reimbursement on the first (1st) Business Day after such termination and Purchaser shall remain entitled to receive the Break-Up Fee in accordance with Section 7.1 upon the satisfaction of the conditions set forth therein.

     3.2 Royalties on Lifecycle Products. From the Closing Date through December 31, 2011, Purchaser shall pay to Parent royalties on the aggregate Net Sales of the Lifecycle Products as follows:

          (a) 0% of Net Sales under $25,000,000 per calendar quarter,

          (b) 5% of Net Sales between $25,000,000 and $50,000,000 per calendar quarter and

          (c) 10% of Net Sales over $50,000,000 per calendar quarter.

Within ten (10) Business Days after the end of each calendar quarter, Purchaser shall provide to Parent a written statement (each, a "Lifecvcle Products Statement"), which shall set forth the aggregate Net Sales of the Lifecycle Products for such quarter and the calculation of the corresponding royalty payment. Purchaser shall pay to Parent such royalty payment reflected in such Lifecycle Products Statement within twenty (20) Business Days after the end of each calendar quarter.

     3.3 Products Option.

          (a) If at any time between the Closing Date and the seventh (7th) anniversary of the Closing Date (the "Seven Year Period") Sellers or any of their Subsidiaries develop to the stage of creation of a prototype and dissolution profile any new Pain Product (a "New Product") that contains propoxyphene and/or diclofenac (a "New P/D Product"), then Sellers shall, or shall cause their Subsidiaries to, offer in writing to Purchaser prior to any other Person the option for a sixty (60) day period (as such time period may be extended as provided for in Section 3.3(e), the "Period of Election") to acquire any such New P/D Product. Purchaser shall accept or reject such offer by Sellers during the Period of Election. If Purchaser notifies Sellers in writing within the Period of Election that Purchaser declines to exercise such option to acquire any such New P/D Product, then Sellers shall not sell, license, transfer, assign, convey or deliver such New P/D Product to any third party for the remainder of the Seven Year Period; provided, however, that Purchaser acknowledges that Sellers may continue to develop (but not commercialize) such New P/D Product during the Seven Year Period.

          (b) If during the Seven Year Period Sellers or any of their Subsidiaries develop to the stage of creation of a prototype and dissolution profile any New Product that (i) does not contain propoxyphene and/or diclofenac, and (ii) is an opioid/APAP combination or an opioid/NSAID combination (a "New Combo Product"), then Sellers shall, or shall cause their Subsidiaries to, offer in writing to Purchaser prior to any other Person the option for a Period of Election to acquire any such New Combo Product. Purchaser shall accept or reject such offer by Sellers during the Period of Election. If Purchaser notifies Sellers in writing within this Period of Election that Purchaser declines to exercise such option to acquire any such New Combo Product, then Purchaser shall have no further rights with respect to the New Combo Product, and Sellers shall have no further obligation to notify Purchaser with respect to such New Combo Product and may continue to develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote such New Combo Product or sublicense such New Combo Product to a third party.

          (c) If at any time between the Closing Date and the fifth (5th) anniversary of the Closing Date (the "Five Year Period") Sellers or any of their Subsidiaries develop to the stage of creation of a prototype and dissolution profile any New Product for their own internal business purpose and not for any third party, and such New Product (i) does not contain propoxyphene and/or diclofenac and (ii) is not an opioid/APAP combination or an opioid/NSAID combination (a "New Internal Product"), then Sellers shall, or shall cause their Subsidiaries to, offer in writing to Purchaser prior to any other Person the option for a Period of Election to acquire any such New Internal Product. Purchaser shall respond to such offer by Sellers during the Period of Election. If Purchaser notifies Sellers that Purchaser declines to exercise such option to acquire any such New Internal Product, then Purchaser shall have no further rights with respect to the New Internal Product, and Sellers shall have no further obligation to notify Purchaser with respect to such New Internal Product and may continue to develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote such New Internal Product or sublicense such New Internal Product to a third party.

          (d) If Purchaser notifies Sellers in writing that it elects to acquire any New Product, within the applicable Period of Election, pursuant to Sections 3.3(a), 3.3(b) or 3.3(c), then:

               (i) Sellers will develop such New Product and, during the period of time between the commercial launch of such New Product and the tenth
     (10th) anniversary of such commercial launch (the "Ten Year Period"), Purchaser shall pay to Sellers or their Subsidiaries, as the case may be, the amounts specified in the Services Agreement in connection with the development of such New Product and royalties on the aggregate Net Sales of such New Product as follows:

               (x) 7.5% of Net Sales up to and including $25,000,000 per calendar quarter, and

               (y) 10% of the portion of Net Sales, if any, over $25,000,000 per calendar quarter;

     or

               (ii) Sellers shall notify Purchaser within twenty (20) Business Days after their receipt of Purchaser's notice if Sellers are unable or unwilling to continue development and production of any such New Product, and Sellers shall promptly grant to Purchaser a license to utilize any and all intellectual property of Sellers necessary or useful to any such New Product to enable Purchaser to either develop such New Product internally or utilize a third party to develop such New Product, and during the Ten Year Period Purchaser shall pay to Sellers or their Subsidiary, as the case may be, royalties on the aggregate Net Sales of such New Product as follows:

               (x) 3.75% of Net Sales up to and including $25,000,000 per calendar quarter, and

               (y) 5% of the portion of Net Sales, if any, over $25,000,000 per calendar quarter;

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

provided that for each Derivative Darvocet Product and each Derivative Lynxorb Product that Sellers develop and license to Purchaser in accordance with the terms of this Section 3.3, Purchaser shall pay to Sellers or their Subsidiaries, as the case may be, royalties pursuant to Section 3.2 prior to December 31, 2011 and royalties pursuant to Section 3.3(d)(i) from the period January 1, 2012 through the end of the Ten Year Period for that product. For each Derivative Darvocet Product and each Derivative Lynxorb Product that Purchaser develops and offer to Sellers and that Sellers decline in accordance with the terms of this
Section 3.3, or that Purchaser otherwise develops on its own, Purchaser shall pay to Sellers or their Subsidiaries, as the case may be, royalties pursuant to
Section 3.2 prior to December 31, 2011 and royalties pursuant to Section 3.3(d)(ii) from the period January 1, 2012 through the end of the Ten Year Period for that product.

          (e) Notwithstanding the foregoing, with regard to the Period of Election for an option of Purchaser to acquire a New Product pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), no Period of Election shall expire less than six (6) months after the expiration of the Period of Election for the immediately preceding New Product (if any) in the event that Purchaser has exercised its option to acquire such immediately preceding New Product; provided, however, that in the event that Purchaser has declined such immediately preceding New Product, the Period of Election for the then-current New Product shall expire sixty (60) days after the later of the date that Purchaser declined such immediately preceding New Product and the date of submission of the then-current New Product.

          (f) If Sellers or any of their Subsidiaries are contracted to develop any New Product by and for any unaffiliated third party and not for Sellers' own internal business purpose, and such New Product (i) does not contain propoxyphene and/or diclofenac and (ii) is not an opioid/APAP combination or an opioid/NSAED combination, then Purchaser shall have no rights with respect to the New Product and Sellers shall have no obligation to notify Purchaser with respect to such New Product and may develop, make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote such New Product or sublicense such New Product to a third party.

          (g) To the extent Purchaser exercises an option under this Section 3.3, if Purchaser notifies Sellers in writing that (y) it elects to develop any such New Product internally or to utilize a third party to develop such New Product and (z) it has determined that Sellers are or reasonably could be impaired in their ability to perform in accordance with Section 3.3 in a timely manner with respect to any such New Product, Sellers shall promptly grant to Purchaser a license to utilize any and all intellectual property of Sellers applicable to any such New Product to enable Purchaser to either develop such product internally or utilize a third party to develop such product, and during the Ten Year Period Purchaser shall pay to Sellers or their Subsidiaries, as the case may be, royalties on the aggregate Net Sales of such New Product as follows:

               (i) 3.75% of Net Sales up to and including $25,000,000 per calendar quarter, and

               (ii) 5% of the portion of Net Sales, if any, over $25,000,000 per calendar quarter.

          (h) Within ten (10) Business Days after the end of each calendar quarter, Purchaser shall provide to Parent a written statement (each, a "New Product Statement"), which shall set forth the aggregate Net Sales of each such New Product for such calendar quarter and the calculation of the corresponding royalty payment. Purchaser shall pay to Parent such royalty payment reflected in such New Product Statement within twenty (20) Business Days after the end of each calendar quarter.

          (i) With respect to each New Product that Purchaser elects to acquire, all royalty payments by Purchaser with respect to such New Product pursuant to this Section 3.3 shall be reduced by 50% upon the commercial launch of a generic version of such New Product.

          (j) Upon submission of a notice that Purchaser elects to acquire a New Product, Sellers shall immediately assign to Purchaser all New Purchased Intellectual Property associated with the New Product.

          (k) In the event that Purchaser elects to acquire a New Product pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), Purchaser agrees to use commercially reasonable efforts to develop or have developed, as applicable, market such New Product; provided, however, that Purchaser shall have the right to terminate its license to such New Product provided that Purchaser assigns back the New Purchased Intellectual Property. If Purchaser terminates its license to such New Product, then Purchaser shall have no further rights or obligations with respect to the New Product (including, but not limited to, the obligation to market such New Product), and Sellers may make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, promote and co-promote such New Product or sublicense such New Product to a third party (subject to the restrictions regarding New P/D Products during the Seven Year Period).

          (l) Sellers and Purchaser shall negotiate in good faith the focus of Sellers' development efforts regarding the New Products that may be submitted under this Section 3.3 for Purchaser's option, which negotiation is anticipated to include the planned identity and order of the first several New Products.

          (m) Notwithstanding anything herein to the contrary, any Pain Product that has been developed to the state of creation of a prototype and dissolution profile (i) prior to the date hereof, (ii) during the period of time between the date hereof and the Closing Date, or (iii) after the Closing Date, which is owned by Sellers or their Subsidiaries and has not been licensed to a third party prior to the date hereof, shall be considered a New Product which Sellers shall, or shall cause their Subsidiaries to, offer in writing to Purchaser prior to any other Person the option for a Period of Election to acquire any such New Product pursuant to Section 3.3(a), Section 3.3(b) or Section 3.3(c), provided that such new Pain Product contains or does not contain, as applicable, the chemical ingredients or compounds required by such sections.

          (n) Notwithstanding anything herein to the contrary, including this
Section 3.3 and Section 8.9, this Agreement shall not prevent Sellers or their Affiliates from providing any routine services to third parties, where Sellers or their Affiliates are merely implementing such third parties' instructions and Sellers or their Affiliates are not engaged in providing formulating services to such parties or otherwise performing inventive work (including conceiving inventions for the third party or reducing the third party's inventions to practice). Illustrative examples of such non-precluded routine services include (i) chemical structure analysis and elucidation of compounds or chemicals independently provided by third parties (without formulation by Sellers or their Affiliates) (ii) clinical supply manufacturing on a contract basis of compounds or chemicals independently provided by third parties; (iii) clinical studies;
(iv) validation services with respect to processes and methods; (v) regulatory services; (vi) method development; and (vii) stability testing.

          (o) For the avoidance of doubt, the terms of Sellers' right to develop New Products as set forth herein shall be subject to the Services Agreement.

     3.4 Option on Purchaser Developed Products. If at any time during the Seven Year Period Purchaser wants to internally develop, or wants to utilize a third party to develop, any Pain Product containing (i) propoxyphene and/or diclofenac or (ii) an opioid/APAP combination or an opioid/NSAID combination (a "Purchaser Developed Product"), then Purchaser shall offer in writing to Sellers prior to any other Person the option for a Period of Election to develop any such Purchaser Developed Product. Sellers shall respond to such offer by Purchaser during the Period of Election. If Sellers notify Purchaser that Sellers decline to exercise such option to develop any such Purchaser Developed Product, then Sellers shall have no further rights with respect to the Purchaser Developed Product, and Purchaser shall have no further obligation to notify Sellers with respect to such Purchaser Developed Product and may develop, or may utilize a third party to develop, such Purchaser Developed Product. If Seller notifies Purchaser in writing that it elects to develop any Purchaser Developed Product within such Period of Election, then:

          (a) Sellers will develop such Purchaser Developed Product and, during the Ten Year Period, Purchaser shall pay to Sellers or their Subsidiaries, as the case may be, the amounts specified in the Services Agreement in connection with the development of such New Product and royalties on the aggregate Net Sales of such Purchaser Developed Product as follows:

               (i) 7.5% of Net Sales up to and including $25,000,000 per calendar quarter, and

               (ii) 10% of the portion of Net Sales, if any, over $25,000,000 per calendar quarter;

          or

          (b) Sellers shall notify Purchaser within sixty (60) Business Days after their receipt of Purchaser's notice if Sellers are unable or unwilling to develop and produce any such Purchaser Developed Product; provided, however, that Sellers shall have no right to any royalty payments with respect to such Purchaser Developed Product pursuant to this Section 3.4(b).

          Notwithstanding the foregoing, with regard to the Period of Election for an option of Sellers to develop a Purchaser Developed Product pursuant to this Section 3.4, no Period of Election shall expire less than six (6) months after the expiration of the Period of Election for the immediately preceding Purchaser Developed Product (if any) in the event that Sellers have exercised their option to develop such immediately preceding Purchaser Developed Product; provided, however, that in the event that Sellers have failed to elect to develop such immediately preceding Purchaser Developed Product, the Period of Election for the then-current Purchaser Developed Product shall expire sixty
(60) days after the end of the Period of Election in which Sellers failed to make such election and the date of submission of the then-current Purchaser Developed Product.

          Purchaser covenants not to develop any pharmaceutical products using the Patents and Know How contained within the Licensed Assets and Purchased Assets during the Seven Year Period except with respect to Lifecycle Products that Purchaser requested Sellers to develop and Sellers were unable or unwilling to develop, in which case Purchaser may develop such Lifecycle Products itself or retain a third party to do the same using, in the case of Derivative Darvocet Products, the Darvocet-N Know How and the Darvocet-N XRIDM and, in the case of Derivative Lynxorb Products, the ProSorb Patents and the ProSorb Know How.

     3.5 Odyssey.

          (a) On the Closing Date, Purchaser and Sellers shall enter into the Odyssey Co-Development Agreement for the development and commercialization of the Odyssey Product. Pursuant to the Odyssey Co-Development Agreement, Sellers shall grant to Purchaser an exclusive license to the Odyssey Patents and Odyssey Know How for all pharmaceutical products containing the Odyssey Ingredient as the sole active ingredient. The Odyssey Co-Development Agreement shall further provide that Purchaser shall pay for all costs and expenses relating to the development and commercialization of the Odyssey Product, including costs arising from the defense and prosecution of the Odyssey Patent application filed on May 26, 2004 and Odyssey Know How, in each case solely as it relates to products containing the Odyssey Ingredient.

          (b) Each party shall retain fifty percent (50%) of any cash proceeds from the development and commercial exploitation of the Odyssey Product (net of Purchaser's and Sellers' aggregate costs and expenses incurred in connection with the development and commercial exploitation of the Odyssey Product) (the "Net Cash Proceeds").

          (c) If Purchaser and Sellers mutually agree to sell the rights to the Odyssey Product, then each party shall retain fifty percent (50%) of the sale proceeds (net of Purchaser's and Sellers' aggregate costs and expenses incurred in connection with the development and commercial exploitation of the Odyssey Product) (the "Net Sale Proceeds"). To the extent there is any deferred consideration in such sale, including, but not limited to, milestone payments and royalties, each party shall retain fifty percent (50%) of any such deferred compensation.

          (d) Notwithstanding the foregoing, in the event that Purchaser has not enrolled at least one (1) subject in a PK Study on or prior to the later of six
(6) months (i) from the Closing Date, or (ii) after the date upon which delivery of the Odyssey Product formulation and clinical supply thereof is made by Sellers to Purchaser, then thereafter Purchaser shall only retain twenty-five percent (25%), rather than fifty percent (50%), of any of the Net Sale Proceeds, deferred compensation and Net Cash Proceeds referred to in Section 3.5(b) and
Section 3.5(c); provided, however, that in the event that Purchaser has enrolled at least one (1) subject in a PK Study on or prior to the later of twelve (12) months (x) from the Closing Date or (y) after the date upon which delivery of the Odyssey Product formulation and clinical supply thereof is made (the "Cure Deadline"), Purchaser shall regain its right to receive fifty percent (50%) by Sellers to Purchaser of any of the Net Sale Proceeds, deferred compensation and Net Cash Proceeds referred to in Section 3.5(b) and Section 3.5(c); provided, further, however, if Purchaser fails to enroll at least one (1) subject in a PK Study on or prior to the Cure Deadline, then Purchaser's rights to the Odyssey Patents and Odyssey Know How shall revert to Parent, provided that (notwithstanding such reversion) Purchaser shall retain the right to receive twenty-five percent (25%), of any of the Net Sale Proceeds, deferred compensation and Net Cash Proceeds referred to in Section 3.5(b) and Section 3.5(c) and Purchaser shall thereafter pay for all costs and expenses relating to the development and commercialization of the Odyssey Product.

          (e) During any period Purchaser retains the rights to the Odyssey Product in accordance with the foregoing, Purchaser shall pursue the development and commercialization, including any litigation, relating to the Odyssey Product and Purchaser shall bear all costs and expenses in connection therewith; provided, however, that in the event that Parent determines in good faith that Purchaser is not aggressively pursuing the development, commercialization, and any litigation, Parent shall have the right, upon five (5) Business Days written notice to Purchaser, to assume the pursuit of all or any part of such development, commercialization, or litigation at Sellers' costs.

          (f) Purchaser shall have the right to assign its rights under the Odyssey Co-Development Agreement to a third party without consent, provided that the third party agrees to be bound by the obligations of Purchaser and perform Purchaser's obligations under that agreement. Purchaser may, at any time, terminate the Odyssey Co- Development Agreement, in which case Purchaser shall have no further obligations regarding the Odyssey Product or that agreement, but shall also waive all rights it received under that agreement.

     3.6 Disputed Statements.

          (a) Purchaser will keep full and accurate books and records relating to the performance required with respect to its obligations to pay royalties under this Agreement and its Net Sales. For one (1) year after receipt of a Lifecycle Products Statement or New Product Statement delivered pursuant to
Section 3.2 or Section 3.2(a) (each, a "Net Sales Statement"), as applicable (the "Audit Termination Date"), Sellers shall have the right, during regular business hours and upon reasonable advance notice, to have the books and records of Purchaser relating to such Net Sales and royalty payments audited no more frequently than once per year so as to verify the accuracy of Purchaser's calculation of such Net Sales or royalty payment. If, upon the inspection of the books and records of Purchaser, Sellers disagree with Purchaser's calculation of Net Sales or royalty payments set forth in any Net Sales Statement, Sellers may, prior to the expiration of the Audit Termination Date, deliver written notice to Purchaser disagreeing with such calculation and setting forth Sellers' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Net Sales Statement and the calculation of Net Sales included in such Net Sales Statement. If Sellers do not deliver to

Purchaser a written notice of disagreement prior to the expiration of the Audit Termination Date, then Sellers shall be deemed to have agreed to such Net Sales Statement.

          (b) If a notice of disagreement shall be duly delivered pursuant to
Section 3.6(a), Purchaser and Sellers shall, during the ten (10) Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Net Sales of the Lifecycle Products, or New Products, as applicable, and the royalty payments in connection therewith, which amount shall not be less than the amount thereof shown in Purchaser's calculation set forth in the Net Sales Statement nor more than the amount thereof set forth in Sellers' calculation delivered pursuant to Section 3.6(a). If during such period, Purchaser and Sellers are unable to reach such agreement, they shall promptly thereafter cause the Accountant to review this Agreement and the disputed items or amounts for the purpose of calculating Net Sales of the Lifecycle Products, or New Products, as applicable, and the amount of the royalty payments in connection therewith included in such Net Sales Statement (it being understood that in making such calculation, the Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accountant shall consider only those items or amounts in the Net Sales Statement and Sellers' calculation of Net Sales included in such Net Sales Statement as to which Sellers have disagreed. The Accountant shall deliver to Purchaser and Sellers, as promptly as practicable (but in any case no later than twenty (20) Business Days from the date of engagement of the Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Sellers. The cost of such review and report shall be borne equally by Purchaser on one hand and Sellers on the other hand; provided, however, that if the Accountant's report is in agreement with either party's calculations included in the Net Sales Statement, the cost of such review and report shall be borne solely by the other party.

          (c) Purchaser and Sellers shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Net Sales Statement and the calculation of the amount of Net Sales of the Lifecycle Products, or New Products, as applicable, and the amount of the royalty payments in connection therewith and in the conduct of the review referred to in this
Section 3.6(a), including making available, to the extent necessary, books, records, work papers and personnel.

          (d) If the amount of Net Sales of the Lifecycle Products, or New Products, as applicable, and the royalty payments in connection therewith, as determined by the Accountant pursuant to Section 3.6(a), is greater than the calculation provided for by Purchaser in the applicable Net Sales Statement, then Purchaser shall promptly pay to Parent an amount equal to the difference between the Accountant's calculation of such royalty payments and Purchaser's calculation of such royalty payments.

     3.7 Closing Date Inventory Adjustment.

          (a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Sellers a statement calculating the Closing Date Inventory (the "Closing Date Inventory Statement"), including copies of any and all back-up or supporting data used in the preparation of the Closing Date Inventory Statement.

          (b) If Sellers disagree with Purchaser's calculation of the Closing Date Inventory delivered pursuant to Section 3.7(a), Sellers may, within ten
(10) Business Days after delivery of the Closing Date Inventory Statement, deliver a written notice to Purchaser disagreeing with such calculation and setting forth Sellers' calculation of the Closing Date Inventory. Any such notice of disagreement shall specify those items or amounts as to which Sellers disagree, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Date Inventory Statement and the calculation of Closing Date Inventory delivered pursuant to Section 3.7(a). If Sellers do not deliver to Purchaser a written notice of disagreement within such ten (10) Business Day period, then Sellers shall be deemed to have agreed to such the Closing Date Inventory Statement.

          (c) If a notice of disagreement shall be duly delivered pursuant to
Section 3.7(b), Purchaser and Sellers shall, during the ten (10) Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Closing Date Inventory. If during such period, Purchaser and Sellers are unable to reach such agreement, they shall promptly thereafter cause the Accountant to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Date Inventory. In making such calculation, the Accountant shall consider only those items or amounts in the Closing Date Inventory Statement and Sellers' calculation of Closing Date Inventory as to which Sellers have disagreed. The Accountant shall deliver to Purchaser and Sellers, as promptly as practicable (but in any case no later than twenty (20) Business Days from the date of engagement of the Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Sellers. The cost of such review and report shall be borne equally by Purchaser on one hand and Sellers on the other hand; provided, however, that if the Accountant's report is substantially in agreement with either party's calculations included in the Closing Date Inventory Statement, the cost of such review and report shall be borne solely by the other party.

          (d) Purchaser and Sellers shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Date Inventory Statement and the calculation of Closing Date Inventory and in the conduct of the review referred to in this Section 3.7, including the making available to the extent necessary of books, records, work papers and personnel.

          (e) "Final Closing Date Inventory" means Closing Date Inventory (i) as shown in Purchaser's calculation delivered pursuant to Section 3.7(a) if no notice of disagreement with respect thereto is duly delivered pursuant to
Section 3.7(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Sellers pursuant to Section 3.7(c) or (B) in the absence of such agreement, as shown in the Accountant's calculation delivered pursuant to Section 3.7(c). If the Final Closing Date Inventory does not include each item of Inventory and in the minimum quantities listed in Schedule 1.1(b), then Parent shall be obligated to pay to Purchaser an amount in cash equal to the Purchaser Closing Date Inventory Adjustment Amount (the "Purchaser Inventory Payment") within three (3) Business Days after the Final Closing Date Inventory is determined; provided, however, that if the Final Closing Date Inventory reflects any item of Inventory in quantities exceeding the minimum quantities listed in Schedule 1.1(b), then the Purchaser Inventory Payment shall be offset by an amount equal to the Parent Closing Date Inventory Adjustment Amount (the "Parent Inventory Payment"); provided, further, however, that if the Parent Inventory Payment exceeds the Purchaser Inventory Payment, then Purchaser shall not be entitled to the Purchaser Inventory Payment and Purchaser shall pay to Parent, within three (3) Business Days after the Final Closing Date Inventory is determined, an amount in cash equal to the amount that the Parent Inventory Payment exceeds the Purchaser Inventory Payment. Any payment that any party is obligated to make to the other party pursuant to this Section 3.7 shall be paid by wire transfer of immediately available funds into an account designated by such other party; provided, however, that such other party may (but shall not be obligated to) elect, at any time, to withdraw the amount of any such payment from the Purchaser's Indemnity Escrow Fund or the Sellers' Indemnity Escrow Fund, as applicable.

     3.8 Adjustment for Excess Shipments. As promptly as practical, but no later than sixty (60) days after the Closing Date, Sellers shall cause to be prepared and delivered to Purchaser a statement calculating the Post-Signing Shipment Values for each Marketed Product (the "Post-Signing Shipments Statement"), including any and all back up or supporting data used in the preparation of the Post-Signing Shipments Statement. If the sum of the Post-Signing Shipment Values of all of the Marketed Products is greater than the sum of applicable IMS Product Demand Average Values, then the Sellers shall pay to the Purchaser an amount in cash equal to the Shipping Adjustment Amount within three (3) Business Days after the Post-Signing Shipment Statement is delivered. Any payment Sellers are obligated to make to Purchaser pursuant to this Section 3.8 shall be paid by Sellers by wire transfer of immediately available funds into an account designated by Purchaser; provided, however, that Purchaser may (but shall not be obligated to) elect, at any time, to withdraw the amount of any such payment from the Sellers' Indemnity Escrow Fund.

     3.9 Payment of Purchase Price.

          (a) On the Closing Date, Purchaser shall pay the Purchase Price (less Sellers' Indemnity Escrow Amount) to Sellers, which shall be paid by wire transfer of immediately available funds into an account designated by Sellers.

          (b) On the Closing Date, Purchaser, Sellers and the Escrow Agent shall enter into the Indemnity Escrow Agreement and Purchaser shall deliver to the Escrow Agent under the Indemnity Escrow Agreement, by wire transfer of immediately available funds, Sellers' Indemnity Escrow Amount and Purchaser's Indemnity Escrow Amount.

                                   ARTICLE IV

                             CLOSING AND TERMINATION

     4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1 and 10.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date." Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of Sellers to be acquired by Purchaser hereunder shall be considered to have passed to Purchaser as of 12:01 a.m. (New York City time) on the Closing Date.

     4.2 Deliveries by Sellers. At the Closing, Sellers shall deliver to
Purchaser:

          (a) a duly executed bill of sale in the form of Exhibit A hereto;

          (b) duly executed assumption agreement in the form of Exhibit B hereto and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in the form attached hereto as Exhibit D (the "Trademark Assignment Agreement"), and general assignments of all other Purchased Intellectual Property;

          (c) copies of all consents, waivers and approvals referred to in
Section 10.3(e);

          (d) duly executed affidavits of non-foreign status for each Seller that comply with Section 1445 of the Code;

          (e) a copy of the Sale Order;

          (f) the officer's certificate required to be delivered pursuant to Sections 10.1 (a) and 10.1(b);

          (g) a duly executed Manufacturing Agreement;

          (h) a duly executed Services Agreement;

          (i) a duly executed domain name transfer agreement substantially in a form and substance reasonably satisfactory to Purchase and Sellers (the "Domain Name Transfer Agreement");

          (j) a duly executed Indemnity Escrow Agreement;

          (k) a duly executed Odyssey Co-Development Agreement;

          (l) product transfer of ownership letters to the FDA substantially in the form attached hereto as Exhibit J; and

          (m) such other documents, instruments and certificates as Purchaser may reasonably request.

     4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to
Seller:

          (a) the Purchase Price (less Sellers' Indemnity Escrow Amount);

          (b) evidence of the wire transfers referred to in Section 3.9 hereof;

          (c) a duly executed assumption agreement in the form attached hereto as Exhibit B hereto;

          (d) the officer's certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b);

          (e) a duly executed Manufacturing Agreement;

          (f) a duly executed Domain Name Transfer Agreement in a form and substance reasonably satisfactory to Purchaser and Sellers;

          (g) a duly executed Trademark Assignment Agreement;

          (h) a duly executed Indemnity Escrow Agreement;

          (i) a duly executed Services Agreement;

          (j) a duly executed Odyssey Co-Development Agreement;

          (k) product transfer of ownership letters to the FDA substantially in the form attached hereto as Exhibit J; and

          (l) such other documents, instruments and certificates as Sellers may reasonably request.

     4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a) by mutual written consent of Sellers and Purchaser;

          (b) by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 10.1 and 10.3 shall have become incapable of fulfillment, other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

          (c) by Sellers, if any condition to the obligations of Sellers set forth in Sections 10.2 and 10.3 shall have become incapable of fulfillment, other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

          (d) by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that Sellers and Purchaser, as the case may be, shall promptly appeal any adverse determination which is not nonappealable (and Sellers and Purchaser, as the case may be, shall use their commercially reasonable efforts to pursue such appeal);

          (e) by Purchaser, in accordance with Section 3.1;

          (f) by Purchaser, if there is a Material Adverse Effect;

          (g) by Purchaser or Sellers, if the Bankruptcy Court approves a Restructuring Transaction or an Alternative Transaction;

          (h) by Purchaser, if Sellers have not commenced the Chapter 11 Case within four (4) Business Days after the date hereof;

          (i) by Purchaser, if the Sellers have not filed with the Bankruptcy Court the Approval Motion within one (1) Business Day after the date of commencement of the Chapter 11 Case;

          (j) by Purchaser, if the Bidding Procedures Order has not been entered by the Bankruptcy Court within thirty-five (35) days after the date of commencement of the Chapter 11 Case;

          (k) by Purchaser, if the Sale Order has not been entered by the Bankruptcy Court within seventy (70) days after the date of commencement of the Chapter 11 Case;

          (l) by Purchaser, if the Bidding Procedures Order (including the Bidding Procedures) or the Sale Order is modified in any respect without the consent of Purchaser; provided, however, in the case of the Bidding Procedures Order, Purchaser shall exercise its reasonable discretion, provided that no such modification shall be adverse to Purchaser;

          (m) by Purchaser, if (i) the Bankruptcy Court enters an order appointing a trustee, examiner with expanded powers or responsible officer in the Chapter 11 Case, (ii) the Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code or (iii) the Chapter 11 Case is dismissed;

          (n) by Purchaser, if Purchaser shall have sent written notice to Sellers at least three (3) Business Days prior to the hearing to approve the Bidding Procedures Order that the condition set forth in Section 10.1(d) has not been satisfied; or

          (o) by Purchaser, if any secured creditor of either Seller obtains relief from the stay to foreclose on a significant portion of the Purchased Assets or Licensed Assets, the effect of which would cause a Material Adverse Effect.

          Notwithstanding the foregoing, if the Closing shall not have occurred by the close of business on one hundred eighty (180) days after the date hereof, this Agreement shall automatically terminate.

     4.5 Payment of Development Costs. If this Agreement is terminated, Sellers shall pay to Purchaser the Development Costs, if any, on the fifth (5th) Business Day after such termination, which payment obligation of Sellers shall be an administrative priority expense under Sections 503(b) and 507(a)(l) of the Bankruptcy Code. The payment by Sellers to

Purchaser of the Development Costs shall be in addition to the payment of the Expense Reimbursement and shall not be included in the calculation of the Expense Reimbursement.

     4.6 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Sellers, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

     4.7 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that the obligations of the parties set forth in
Article XIII and Sections 4.6, 4.7 and 7.1 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 4.7 shall relieve Purchaser or Sellers of any liability for a breach of this Agreement prior to the effective date of such termination.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers hereby, jointly and severally, represent and warrant to Purchaser that:

     5.1 Organization and Good Standing.

          Each Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as set forth in Schedule 5.1 each Seller is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Each Seller has delivered to Purchaser true, complete and correct copies of its certificate of incorporation and by-laws or comparable organizational documents as in effect on the date hereof.

     5.2 Authorization of Agreement. Subject to obtaining Bankruptcy Court approval pursuant to the Sale Order, Sellers have all requisite power, authority and legal capacity to execute and deliver this Agreement and Sellers and each of their Subsidiaries have all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Sellers in connection with the consummation of the transactions contemplated by this Agreement (the "Seller Documents"), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining Bankruptcy Court approval pursuant to the Sale Order, the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Sellers and each of their Subsidiaries. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Sellers and each of their Subsidiaries which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) following the approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court pursuant to the Sale Order, this Agreement, constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Sellers, or, as the case may be, their Subsidiaries enforceable against Sellers or, as the case may be, their Subsidiaries in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3 Board Approval and Recommendation. The Board of Directors of Parent has
(i) determined that this Agreement and the transactions contemplated hereby, including the purchase of the Purchased Assets by Purchaser in accordance with the Bidding Procedures, are advisable, fair to and in the best interests of the Sellers' chapter 11 estates, (ii) determined that an immediate sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code is necessary to preserve the value of the Purchased Assets, and (iii) approved this Agreement and the transactions contemplated hereby.

     5.4 Conflicts; Consents of Third Parties.

          (a) Except as a result of the Chapter 11 Case, none of the execution and delivery by Sellers of this Agreement or by Sellers of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Sellers to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Sellers under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Sellers or any Subsidiary;
(ii) subject to entry of the Sale Order, any Purchased Contract; (iii) subject to entry of the Sale Order, any Order of any court, Governmental Body or arbitrator applicable to Sellers or any Subsidiary or any of the properties or assets of Sellers or any Subsidiary as of the date hereof; or (iv) subject to entry of the Sale Order, any Applicable Law except as set forth on Schedule 5.4(b).

          (b) Other than in connection with the commencement of the Chapter 11 Case, entry of the Bidding Procedures Order and entry of the Sale Order, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Sellers or any Subsidiary (i) in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Sellers or any Subsidiary with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Sellers or any Subsidiary of any other action contemplated hereby, or (ii) for the continuing validity and effectiveness immediately following the Closing of any of the Purchased Assets or Licensed Assets, except for compliance with the applicable requirements of the HSR Act or as set forth in Schedule 5.4(b).

     5.5 Financial Statements; Projections.

          (a) Sellers have delivered to Purchaser copies of the audited consolidated balance sheets of Parent as at December 31, 2003 and 2004 and the related audited consolidated statements of income and of cash flows of Parent for the fiscal years then ended (such audited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent as at the dates and for the periods indicated.

          For the purposes hereof, the audited consolidated balance sheet of Parent as at December 31, 2004 is referred to as the "Balance Sheet" and December 31, 2004 is referred to as the "Balance Sheet Date."

          (b) Sellers have delivered to Purchaser the unaudited statement of gross revenues, net revenues and direct costs of the Business for the fiscal year ended December 31, 2004 and the interim period ended March 31, 2005 (collectively, the "Financial Statements of the Business"). The gross revenues, net revenues and direct costs included in the Financial Statements of the Business were prepared in accordance with Parent's applicable accounting policies, which are consistent with and based upon GAAP, via Parent's compliance with GAAP, and present fairly in all material respects the gross revenues, net revenues and direct costs of the Business for the periods indicated.

          (c) Except as disclosed in Schedule 5.5(c), Parent has made all required filings with the U.S. Securities and Exchange Commission (the "SEC") since January 1, 2004 through the date hereof. Except as disclosed in Schedule 5.5(c), to the Knowledge of Sellers, as of their respective dates, all such filings complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder applicable to such SEC filings, and such SEC filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 5.5(c), to the Knowledge of Sellers, the financial statements set forth in such SEC filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Exchange Act, including Regulation S-X. Except as disclosed in
Schedule 5.5(c), to the Knowledge of Sellers, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in such SEC filings, the financial statements and other financial information included in such reports fairly present in all material respects the financial condition and results of operations of Parent as of, and for, the periods presented in the SEC filings. The reports of Parent's independent auditors regarding Parent's consolidated financial statements in the SEC filings have not been withdrawn, supplemented or modified, and none of Parent or any of its Subsidiaries has received any written communication from its independent auditors concerning any such withdrawal, supplement or modification.

     5.6 No Undisclosed Liabilities. Except as disclosed in Schedule 5.6, neither Sellers nor any of their Subsidiaries have any Indebtedness, obligations or Liabilities of any kind related to the Business other than those (i) fully reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto; (ii) immaterial to Sellers or any Subsidiary and incurred in the Ordinary Course of Business since December 31, 2004; or
(iii) which would not have or would not reasonably be expected to have a Material Adverse Effect.

     5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Schedule 5.7, since the Balance Sheet Date (i) Sellers have conducted the Business only in the Ordinary Course of Business and
(ii) there has not occurred any Material Adverse Effect. Except as set forth in
Schedule 5.7, without limiting the generality of the foregoing, since the Balance Sheet Date, with respect to only the Business, Purchased Assets and Licensed Assets:

               (i) Sellers have not made or rescinded any election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes to the extent such election, settlement or compromise would have any material post Closing effect that would be binding on Purchaser for taxable periods (or portions thereof) beginning on or after the Closing Date;

               (ii) neither Sellers nor any Subsidiary has amended, modified, canceled, terminated, relinquished, waived or released any Purchased Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not have a Material Adverse Effect;

               (iii) neither Sellers nor any Subsidiary has instituted or settled any material Legal Proceeding relating to the Purchased Assets or the Licensed Assets that would result in a Material Adverse Effect;

               (iv) Sellers have not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property; or

               (v) Sellers have not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

     5.8 Taxes.

          (a) With respect to the Business, the Purchased Assets and the Licensed Assets, (i) all material Tax Returns required to be filed by or on behalf of Sellers or any affiliated group of which Sellers are or were a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and
(ii) all material Taxes payable by or on behalf of Sellers or any Affiliated Group of which Sellers are or were a member have been fully and timely paid.

          (b) Sellers have timely paid or caused to be paid all Taxes due with respect to the Purchased Assets, Licensed Assets or the Business, the non-payment of which would result in a Lien on any Purchased Asset or Licensed Assets or would result in Purchaser becoming liable or responsible therefor.

          (c) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns related to the Purchased Assets, the Licensed Assets or the Business have been fully paid, and, to the knowledge of Sellers, there are no other audits or investigations by any Taxing Authority in progress, nor have Sellers received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation related to the Purchased Assets or the Business.

          (d) There is no Purchased Contract covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, Sellers or any of their respective Affiliates by reason of Section 280G of the Code.

          (e) Neither Seller is a foreign person within the meaning of Section 1445 of the Code.

          (f) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets, the Licensed Assets or the Business that would, in any manner, bind, obligate, or restrict Purchaser.

          (g) Sellers have not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or have been subject to any ruling guidance specific to any Seller, that would be binding on Purchaser for any taxable period (or portion thereof) ending on or after the Closing Date.

     5.9 Title to Purchased Assets. Sellers own and have good title to each of the Purchased Assets and the Licensed Assets, and at the Closing, Sellers shall convey each of the Purchased Assets free and clear of all Liens.

     5.10 Intellectual Property.

          (a) Schedule 5.10 sets forth an accurate and complete list of all Patents, registered Trademarks, pending applications for registrations of any Trademarks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by Sellers or any of their Subsidiaries included in the Purchased Intellectual Property, including the jurisdictions in which each such item has been issued or registered or in which any such application for such issuance and registration has been filed.

          (b) To the actual knowledge of Sellers: (i) the Purchased Intellectual Property does not; (ii) the manufacturing, licensing, importation, offer for sale, sale, use, marketing, co-marketing, promotion and co-promotion of the Marketed Products as such products are currently manufactured, licensed, imported, offered for sale, sold, used, marketed, co-marketed, promoted and co-promoted does not; (iii) the manufacturing, licensing, importation, offer for sale, sale, use, marketing, co-marketing, promotion and co-promotion of the Pipeline Products as they exist as of the date hereof will not; and (iv) the manufacturing, licensing, importation, offer for sale, sale, use, marketing, co- marketing, promotion and co-promotion of the Lynxorb Product and the Darvocet-N Suspension Product as they are currently contemplated to be developed will not constitute an infringement, unauthorized use or misappropriation of any patent, copyright, trademark, trade secret or other similar right, of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which Sellers or any of their present or former employees is a party). To the actual knowledge of Sellers, the manufacturing, licensing, importation, offer for sale, sale, use, marketing, co-marketing, promotion and co-promotion of the Darvocet-N XR Product and the Odyssey Product as they each are currently contemplated to be developed does not and will not constitute infringement, unauthorized use or misappropriation of any copyright, trademark, trade secret or similar non-patent right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which Sellers or any of their present or former employees is a party). Subject to the consents referred to in Section 5.4(b) being obtained for the Purchased Contracts, the Purchased Intellectual Property, the Licensed Assets, the Purchased Assets, and the transactions contemplated by the Manufacturing Agreement and the Services Agreement include all of the Intellectual Property rights necessary to enable Sellers to conduct the Business in the manner in which such Business is currently being conducted as of the date hereof. The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser's right to own or use any of the Purchased Intellectual Property.

          (c) Except as set forth in Schedule 5.10, other than the Purchased Intellectual Property and Licensed Assets, neither Sellers nor any of their Subsidiaries own or are exclusive licensees under any Intellectual Property necessary for the manufacturing, licensing, importation, offer for sale, sale, use, marketing, co-marketing, promotion and co-promotion of the Marketed Products, the Pipeline Products or the Odyssey Product and, to the actual knowledge of Sellers, there are no Intellectual Property rights owned by or exclusively licensed to Sellers useful in connection with the same.

          (d) Except as set forth in Schedule 5.10, neither Sellers nor any of their Subsidiaries are obligated to pay any royalties, fees or similar obligations to any owner, licensor of, or other claimant for the use of the Purchased Intellectual Property.

          (e) Schedule 5.10 sets forth a complete and accurate list of all: (i) Intellectual Property Licenses; and (ii) material Contracts to which Sellers or any of their Subsidiaries are a party containing an agreement to indemnify any other Person against any claim of infringement by the Purchased Intellectual Property.

          (f) Except as set forth in Schedule 5.10 or except as would not have or would not reasonably be expected to have a Material Adverse Effect, (i) each of the Intellectual Property Licenses is in full force and effect and constitutes a valid and binding obligation of Sellers and/or their Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) except as a result of the Chapter 11 Case, neither Sellers nor any Subsidiary is in default under any Intellectual Property License, nor, to the Knowledge of Sellers, is any other party to an Intellectual Property License in default thereunder, (iii) to the Knowledge of Sellers, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and (iv) no party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

          (g) Except as set forth in Schedule 5.10, no trade secret or any other non-public, proprietary information material to the Marketed Products, the Pipeline Products or the Odyssey Product has been authorized to be disclosed or, to the Knowledge of Sellers, has been actually disclosed by Sellers or any of their Subsidiaries to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property. Sellers have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all material trade secrets and other confidential information included in the Purchased Intellectual Property, including invention disclosures not covered by any patents owned or patent applications filed by Sellers.

          (h) To the actual knowledge of Sellers, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property.

          (i) Except as set forth in the Parent's SEC filings or Schedule 5.10, as of the date hereof, no Legal Proceedings are pending or, to the actual knowledge of Sellers, threatened in writing (i) against the Sellers or any of their Subsidiaries (A) claiming infringement, unauthorized use, or violation of any other Person's Intellectual Property with respect to the Marketed Products or the Pipeline Products, (B) challenging the ownership, use, validity or enforceability of, any Purchased Intellectual Property or Licensed Assets, or
(ii) against any third Person charging that such third Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property or Licensed Assets of Sellers. To the Knowledge of Sellers, all Patents and applications or registrations for Trademarks included in the Purchased Intellectual Property or Licensed Assets have been appropriately prosecuted, registered, filed, and maintained consistent with all applicable US patent and trademark laws and rules, including determination of inventorship and citation of material prior art references.

          (j) Schedule 5.10 sets forth the true and complete list of all contributors to the science of all potentially claimed subject matter contained within the Darvocet-N XR EDM and Lynxorb Know How, together with the identity of their respective inventions. Except as set forth in Schedule 5.10, to the Knowledge of Sellers, no present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any Purchased Intellectual Property.

     5.11 Regulatory Status.

          (a) Sellers are the lawful holder of the Marketing Authorizations, Azathioprine ANDA, Purchased INDs and Purchased DMFs.

          (b) Except as otherwise set forth in Schedule 5.11, all of the Marketing Authorizations and the Azathioprine ANDA are in full force and effect and, to the Knowledge of

Sellers, all of the Marketing Authorizations and the Azathioprine ANDA have been duly and validly issued. Except as otherwise set forth in Schedule 5.11, there is no Legal Proceeding by any Governmental Body pending or, to the Knowledge of Sellers, threatened seeking the revocation or suspension of any of the Marketing Authorizations or the Azathioprine ANDA.

          (c) Except as set forth in Schedule 5.11, to the Knowledge of Sellers there is no information suggesting that the Marketed Products that are the subject of an NDA or ANDA cannot be marketed in the Territory pursuant to the applicable Marketing Authorization or the Azathioprine ANDA. Sellers do not represent and warrant that the FDA will not, at some future date, require the submission of a new drug application, abbreviated new drug application, other regulatory approval or additional information for Marketed Products marketed without an approved new drug application or abbreviated new drug application, or require the submission of additional information for any other Marketed Products.

          (d) Except as set forth in Schedule 5.11, to the Knowledge of Sellers there are no facts which are reasonably likely to cause (i) market withdrawal, recall or suspension of any of the Marketed Products, (ii) a change in the marketing classification of any of the Marketed Products, (iii) a material change in the labeling of any of the Marketed Products or (iv) a termination or suspension of marketing of any of the Marketed Products.

          (e) Except as set forth in Schedule 5.11, Sellers have made available to Purchaser all (i) outstanding post-approval commitments to the FDA; (ii) adverse drug experience information, (iii) customer complaints, (iv) files with respect to investigations of complaints, (v) FDA adverse event reports and (vi) reports of trends of adverse events, in each case to the extent relating to the Marketed Products and to the extent that any of the foregoing is in Sellers' possession. Sellers have made available to Purchaser all preclinical, clinical and validation data and any risk assessments in each Sellers' possession that have been generated to demonstrate the safety and/or effectiveness of each of the Marketed Products.

          (f) Except as set forth in Schedule 5.11, Sellers (only with respect to the operation of the Business), and the Marketed Products (including the labeling thereof) are in compliance with Applicable Law, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in
Schedule 5.11, to the Knowledge of Sellers there are no facts which furnish any reasonable basis for any notice of adverse findings, warning or other regulatory letters or sanctions, Section 305 notices, or other similar communication. Except as set forth in Schedule 5.11, to the Knowledge of Sellers there are no misstatements or material omissions relating to the Marketed Products in any regulatory submission or other document required to be maintained by Applicable Law and the accuracy of its regulatory submissions has not been contested by any Governmental Body.

          (g) No employee or officer of Sellers, or to the Knowledge of Sellers, any other Person, including any clinical investigator, involved in any services in connection with the Products was debarred or otherwise deemed to be ineligible to provide services in connection with any of the Products at the time such services were provided to Sellers.

          (h) Sellers and their respective employees, and, to the Knowledge of Sellers, all contract manufacturers, packagers, and other Persons involved in the manufacture, processing, testing, promoting or advertising of the Marketed Products are in compliance with all applicable FDA regulations with respect to the Marketed Products, except to the extent any noncompliance with such applicable FDA regulations would not reasonably be expected to have a Material Adverse Effect.

          (i) Except as otherwise set forth in Schedule 5.11, all filings and notices required to be delivered to any Governmental Body with respect to any of the Marketed Products have been made on a timely basis, except where the failure to make such filings and notices on a timely basis would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (j) Sellers (with respect to the Business) and the Marketed Products are in compliance with the Federal Controlled Substances Act and applicable DEA and state regulations, including, but not limited to, record keeping, reporting, registration, security, labeling, and quota requirements, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.12 Material Contracts. Schedule 5.12 sets forth each material Contract to which either Seller is currently a party that (i) relates to the manufacture, marketing, distribution, licensing or sale of any of the Marketed Products; (ii) has been entered into with any Governmental Body with respect to the manufacture, marketing, distribution, licensing or sale of the Marketed Products; (iii) contains covenants not to compete or otherwise restricts Sellers' rights to manufacture, market, distribute, license or sell the Marketed Products, the Odyssey Products or any Pain Products; or (iv) provides for coupons, rebates, chargebacks, promotions, discounts or advertising of any of the Products. Except as set forth in Schedule 5.12, each such Purchased Contract is in full force and effect, constitutes a valid and binding obligation of each Seller party thereto and, to the Knowledge of Sellers, the other parties thereto, and is legally enforceable against the applicable Seller party thereto and, to the Knowledge of Sellers, the other parties thereto, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors' rights generally. Except as disclosed in Schedule 5.12, neither Seller is in material breach or default under any such Purchased Contract to which it is a party and, to the Knowledge of Sellers, no other party to any of such Purchased Contracts is in material breach or default in any material respect thereunder. To the Knowledge of Sellers, no party to any of the Purchased Contracts has exercised any termination rights with respect thereto. Sellers have delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Purchased Contracts, together with all amendments, modifications or supplements thereto.

     5.13 Labor. Neither Sellers nor any of their Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Sellers or any of their Subsidiaries.

     5.14 Litigation. Except as set forth in Schedule 5.14 and except for the contemplated Chapter 11 Case, there is no suit, action, proceeding, investigation (to the Knowledge of Sellers as of the date hereof), claim or order pending or, to the Knowledge of Sellers, threatened against Sellers or any of their Subsidiaries (or to the Knowledge of Sellers, pending or threatened, against any of the officers, directors, members or key employees of Sellers or any of their Subsidiaries with respect to their business activities on behalf of Seller), or to which any Seller or any of their Subsidiaries is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any Governmental Body; nor to the Knowledge of Sellers is there any reasonable basis for any such action, proceeding, or investigation. Other than the Chapter 11 Case, neither Sellers nor any Subsidiary is subject to any Order of any Governmental Body except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

     5.15 Compliance with Laws. Except as set forth in Schedule 5.15, Sellers are in compliance in all material respects with all Applicable Laws of any Governmental Body applicable to the Business. Neither Sellers nor any of their Subsidiaries has received any written notice of or been charged with the violation of any Applicable Laws which would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, neither Sellers nor any of their Subsidiaries is under investigation with respect to the violation of any Applicable Laws that would reasonably be expected to have a Material Adverse Effect and there are no facts or circumstances which could form the basis for any such violation.

     5.16 Environmental Matters. Except as set forth in Schedule 5.16 hereto or as would individually or in the aggregate, not have a Material Adverse Effect:

          (a) the operations of Sellers and each of their Subsidiaries, with respect to the Business, are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business and no action or proceeding is pending or, to the Knowledge of Sellers, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of Sellers, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits;

          (b) with respect to the Business, neither Sellers nor any of their Subsidiaries is the subject of any outstanding written order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

          (c) no claim has been made or is pending or, to the Knowledge of Sellers, threatened against Sellers nor any of its Subsidiaries, alleging, with respect to the Business, that either or both Sellers, or any of its Subsidiaries, may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law; and

          (d) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over Sellers with respect to environmental matters.

     5.17 Insurance. Set forth in Schedule 5.17 is a list of all product liability insurance relating to the Business, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage and annual premium. Except as noted on Schedule 5.17, to Seller's Knowledge all such product liability insurance will remain in full force and effect.

     5.18 Inventories. The Inventory has been manufactured in material compliance with United States current good manufacturing practices (as set forth in 21 C.F.R. 210 and 211) and in accordance with relevant product specifications used by Sellers at the date of manufacture. The inventories of the Business set forth in the Balance Sheet were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Schedule 5.18 sets forth the quantities of Inventory that the Sellers in good faith estimate will be on hand at June 30, July 31, August 31, and September 30, 2005. The inventories and related reserves were prepared from Sellers' books and records, which books and records are correct and complete in all material respects.

     5.19 Customer.

          (a) Schedule 5.19(a) sets forth a list of the ten (10) largest customers with respect to the Marketed Products, as measured by the dollar amount of invoices therefrom or thereby, during each of the fiscal years ended December 31, 2003 and December 31, 2004, showing the approximate total sales by Sellers to each such customer during such period.

          (b) Except as set forth in Schedule 5.19(b) since December 31, 2004 through the date hereof, no customer listed on Schedule 5.19(a) has terminated its relationship with Sellers or any of their Subsidiaries or materially reduced or changed the pricing or other terms of its business with Sellers or any of their Subsidiaries and, to the Knowledge of Sellers, no customer listed on
Schedule 5.19(a) has notified Sellers that it intends to terminate or materially reduce or change the pricing or other terms of its business with Sellers or any of their Subsidiaries, in each case which termination or notification would reasonably be expected to have a Material Adverse Effect.

     5.20 Product Warranty; Product Liability.

          (a) Except as set forth in Schedule 5.20, each product manufactured, sold or delivered by Sellers or any of their Subsidiaries in conducting the Business has been in material conformity with applicable product specifications and all express warranties. Neither Sellers nor any of their Subsidiaries has any liability for replacement of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. Neither Sellers nor any of their Subsidiaries has sold any products in connection with the Business that included a warranty for a period of longer than the applicable expiration date for such products.

          (b) Neither Sellers nor any of their Subsidiaries have committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Sellers or any of their Subsidiaries with respect to Marketed Products.

     5.21 Financial Advisors. Except as set forth in Schedule 5.21, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers or any of their Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

     5.22 FDA Indications. Sellers have not received any written or oral indication from the FDA that a factorial design study (being a study in which the Darvocet-N XR Product is required to be compared against one or more of its ingredients alone) will be required for FDA approval of the Darvocet-N XR Product.

     5.23 Laboratory Notebooks. The copies of the Notebooks included in the Purchased Assets, which shall be provided at Purchaser's expense, shall be identical copies of the portions of the Notebooks for which copies are provided by Sellers to Purchaser and no information has been removed or deleted from such copies with respect to any Purchased Intellectual Property or Licensed Assets as they relate to the Marketed Products, Pipeline Products and Odyssey Products.

     5.24 No Other Representations and Warranties. Purchaser acknowledges that except as expressly provided in this Agreement, (A) Sellers make no representation or warranty of any kind whatsoever or by operation of law, by statute or otherwise, and specifically disclaim any representation or warranty with respect to any forward-looking projections, forecasts, budgets, financial data or any other information (written or oral) with respect to the Business, the Purchased Assets, the Licensed Assets, or any other matter, including those supplied in the Confidential Information Memorandum distributed by Rothschild, Inc. or presented in due diligence, and the Purchaser takes full responsibility for making its own evaluation of such matters, and (b) Sellers specifically disclaim any and all implied or statutory warranties, including, without limitation, any warranty of merchantability, warranty of fitness for a particular purpose, warrant of noninfringement or warranty of title.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Sellers that:

     6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.

This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     6.3 Conflicts; Consents of Third Parties.

          (a) Except as set forth in Schedule 6.3 hereto, neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act.

     6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

     6.5 Financial Advisors. Except as set forth in Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

     6.6 Financing. On the date hereof, Purchaser has obtained an executed commitment letter or executed commitment letters (collectively, the "Commitment Letters") for the financing of the consummation of the transactions contemplated hereunder. The obligations to fund the commitments under the Commitment Letters are not subject to any condition, other than the conditions in the Commitment Letters. Copies of such Commitment Letters, which have been provided to Sellers, have been duly executed by Purchaser and each other Person party thereto, and have not been amended, modified, withdrawn, terminated or replaced. There are no fees, expense reimbursement obligations, or other amounts that are required to be paid by Purchaser prior to the Closing under or in respect of the Commitment Letters that are unpaid. None of the lenders or investors thereunder have notified Purchaser of its intention to terminate its commitment under its Commitment Letter or not to provide in full the financing contemplated thereby. Purchaser has provided to Sellers a chart showing a reasonably detailed breakdown of the contemplated sources and uses of such financing as of the date of this Agreement.

                                   ARTICLE VII

                            BANKRUPTCY COURT MATTERS

     7.1 Approval of Break-Up Fee and Expense Reimbursement.

          (a) Sellers acknowledge and agree that Purchaser has expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers. In consideration therefor, Sellers shall file with and seek the approval of the Bankruptcy Court of the Approval Motion, including the Break-Up Fee and Expense Reimbursement, and the entry by the Bankruptcy Court of the Bidding Procedures Order approving the payment of the Break-Up Fee in an amount equal to Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) and the Expense Reimbursement in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) (not including any amounts previously paid by Sellers) for Purchaser's reasonable out-of-pocket documented expenses incurred in connection with the transactions contemplated hereby and the financing thereof and deeming the Break-Up Fee and the Expense Reimbursement as administrative priority expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code.

          (b) Sellers shall pay to Purchaser the Expense Reimbursement on the first (1st) Business Day after the earlier to occur of (i) Purchaser's termination of this Agreement pursuant to Section 4.4(e) through Section 4.4(m) or Section 4.4(o) and (ii) any of the events specified in Section 7.1(c).

          (c) Sellers shall pay to Purchaser the Expense Reimbursement (unless previously paid to Purchaser in accordance with Section 7.1(b)) and the Break-Up Fee on the first (1st) Business Day after the earlier to occur of:

               (i) the Bankruptcy Court enters an order approving an Alternative Transaction;

               (ii) Outside of the Bidding Procedures, Sellers consummate an Alternative Transaction, provided that Sellers have entered into an agreement for such Alternative Transaction on or prior to twelve (12) months following the date of termination of this Agreement.

          (d) If on or prior to twelve (12) months following the date of termination of this Agreement Sellers file with the Bankruptcy Court a Restructuring Transaction or enter into a Restructuring Transaction, Sellers shall pay to Purchaser, on the first (1st) Business Day after consummation of such Restructuring Transaction, the Expense Reimbursement and 50% of the Break-Up Fee (in each case if not previously paid to Purchaser in accordance with Section 7.1(b)).

     7.2 Bidding Procedures. Not later than the date that is one (1) Business Day following commencement of the Chapter 11 Case, Sellers shall file the Approval Motion seeking approval of the Bidding Procedures Order, including the Bidding Procedures, and the Sale Order with the Bankruptcy Court. No later than thirty-five (35) days after the date of the commencement of the Chapter 11 Case, Sellers shall obtain entry by the Bankruptcy Court of the Bidding Procedures Order (with such changes thereto as Purchaser shall approve or request in its reasonable discretion, which changes shall not be adverse to Purchaser). Sellers shall comply with all of the terms and conditions contained in the Bidding Procedures, including the occurrence of the events by the dates and times listed therein which are expressly incorporated by reference herein as if set forth at length. Sellers agree to make promptly any filings, to take all actions and to obtain entry of the Bidding Procedures Order and the Sale Order and any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby.

     7.3 Non-Solicitation Period.

          (a) From the time of Sellers' and Purchaser's execution and delivery of this Agreement until the Bankruptcy Court's entry of the Bidding Procedures Order (the "Non-Solicitation Period"), Sellers shall not, nor shall they authorize or permit any Affiliate to, nor shall they authorize or permit any officer, director, manager or employee of, or any investment banker, attorney or other advisor, agent or representative of, Sellers or any Subsidiary (collectively, "Seller Representatives") to solicit or otherwise encourage any entity with respect to the submission of an Alternative Transaction or negotiate the terms of an Alternative Transaction. Sellers shall not execute any Alternative Transaction prior to the Bankruptcy Court's entry of the Bidding Procedures Order.

          (b) Following entry of the Bidding Procedures Order until the bid deadline set forth therein, Sellers and Seller Representatives shall not be subject to any restrictions with respect to the solicitation or encouragement of any entity concerning the potential or actual submission of a qualified bid in accordance with the Bidding Procedures; provided, however, that within twenty-four (24) hours after Sellers' receipt of any offer for an Alternative Transaction, Sellers must deliver to Purchaser by facsimile transmission or same day courier service true and complete copies of all documents related to any such Alternative Transaction.

          (c) To the extent the Bidding Procedures Order is inconsistent with the terms of this Agreement, the Bidding Procedures Order shall control.

     7.4 Bankruptcy Court Approval.

          (a) At least twenty-five (25) days prior to the hearing approving the Sale Order, Sellers shall serve a copy of the Approval Motion (along with a copy of the proposed Sale Order and the Bidding Procedures Order) on each jurisdiction where the Purchased Assets are subject to Tax.

          (b) Sellers shall obtain entry by the Bankruptcy Court of the Sale Order no later than seventy (70) days after the date of commencement of the Chapter 11 Case.

          (c) If the Bidding Procedures Order or Sale Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Sellers shall diligently defend against such appeal, petition or motion and shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

          (d) Sellers shall not make any filing with the Bankruptcy Court or any other court or Governmental Body with respect to the Bidding Procedures Order or Sale Order without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

          (e) Sellers shall cooperate with Purchaser and its representatives in connection with the Sale Order, the Bidding Procedures Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Purchaser at Purchaser's reasonable request concerning the status of such proceedings and providing Purchaser with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Sellers further covenant and agree that the terms of any plan it submits to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction contemplated by or approved pursuant to the Sale Order or the Bidding Procedures Order.

          (f) Notwithstanding anything to the contrary herein, neither Purchaser nor Sellers shall be prohibited or otherwise restrained from making any filing with the Bankruptcy Court to challenge or object to the entry of an order by the Bankruptcy Court approving the entry by Sellers into an Alternative Transaction or Restructuring Transaction; provided, that nothing herein shall grant Purchaser standing to the extent that Purchaser would not otherwise have standing under Applicable Law.

                                  ARTICLE VIII

                                    COVENANTS

     8.1 Access to Information. Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Sellers and such examination of the books, records and financial condition of Sellers as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Sellers shall cooperate fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement or the Seller Documents. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of Sellers, Sellers shall use their commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate fully with such representatives in connection with such review and examination. Sellers shall promptly deliver to Purchaser such copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by Sellers in the Chapter 11 Case. Sellers shall promptly provide to Purchaser all documents and materials relating to the proposed sale of the Purchased Assets, or any portion thereof, and otherwise cooperate with Purchaser, to the extent reasonably necessary in connection with Purchaser's preparation for or participation in any part of the Chapter 11 Case in which Purchaser's participation is necessary, required or reasonably appropriate. Sellers shall promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as Purchaser may reasonably request.

     8.2 Permitted Sellers. To the extent any Permitted Seller assigns, licenses, or sublicenses the rights to sell Marketed Products, Lifecycle Products, or New Products, such Permitted Seller must notify Sellers in writing no later than three (3) Business Days after such assignment, license, or sublicense of the identity of the new Permitted Seller and provide Sellers with a copy of such assignment, license, or sublicense agreement.

     8.3 Conduct of the Business Pending the Closing.

          (a) Except as otherwise expressly contemplated by this Agreement (including the prosecution of the Chapter 11 Case) or with the prior written consent of Purchaser, Sellers shall, and shall cause their Subsidiaries to, with respect to the Business only:

               (i) except as set forth in Schedule 8.3, conduct the Business only in the Ordinary Course of Business as debtors in possession;

               (ii) use their commercially reasonable efforts, as debtors in possession, to (A) preserve their present business operations, organization (including employees) and goodwill of Sellers and (B) preserve the present relationships with Persons having business dealings with Sellers (including without limitation customers and suppliers);

               (iii) maintain (A) all of the Purchased Assets and Licensed Assets in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Purchased Assets and Licensed Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

               (iv) (A) maintain the books, accounts and records of Sellers in the Ordinary Course of Business, (B) continue to pay, with respect to the Purchased Contracts, post-petition accounts payable when due and without discounting or accelerating payment of such accounts, and (C) subject to existing defaults and future payment defaults, comply with all obligations under the Purchased Contracts;

               (v) comply in all material respects with Applicable Laws; and

               (vi) not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.


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

          (b) Except as otherwise expressly contemplated by this Agreement (including the prosecution of the Chapter 11 Case) or with the prior written consent of Purchaser, Sellers shall not, and shall not permit their Subsidiaries to, with respect to the Business only:

               (i) with respect to the Employees set forth in Schedule 9.1, enter into any non-competition or similar agreement to which Sellers or any of their Subsidiaries is a party;

               (ii) make or rescind any election relating to Taxes or settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes to the extent that such election, settlement or compromise would have any material post-Closing effect that would be binding on Purchaser for taxable periods (or portions thereof) beginning on or after the Closing Date;

               (iii) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of Sellers;

               (iv) with respect to the Employees set forth in Schedule 9.1, enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

               (v) except as set forth in Schedule 8.3, introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition (except as required by the FDA) or quality of the Products or services, or make any change in Product specifications or prices or terms of distributions of such Products;

               (vi) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area;

               (vii) terminate, amend, restate, supplement or waive any rights under any Purchased Contract or Intellectual Property License; or

               (viii) agree to do anything prohibited by this Section 8.3 or anything which would make any of the representations and warranties of Sellers in this Agreement untrue or incorrect in any material respect.

     8.4 Development of Darvocet-N XR and Lynxorb. Upon the entry of the Bidding Procedures Order and prior to the Closing Date, upon Purchaser's written notice to Sellers, Sellers shall continue to develop the Darvocet-N XR Product and the Lynxorb Product in accordance with a development plan mutually agreed upon by Sellers and Purchaser, with such costs and expenses of development to be funded by Purchaser (the "Development Costs") up to $1,000,000; provided, that nothing contained herein shall be deemed an affirmative obligation, absent Purchaser's written notice, to develop the Darvocet-N XR Product or the Lynxorb Product in the Ordinary Course of Business.


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     8.5 Rejection of Contracts. Except as set forth in Schedule 8.5, Sellers shall not seek to have any Contract related to the Business rejected in the Chapter 11 Case until after the Closing Date.

     8.6 Consents. Sellers and Purchaser shall use (and shall cause each of their Subsidiaries to use) their commercially reasonable efforts, and Purchaser shall cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.4(b) hereof.

     8.7 Regulatory Approvals.

          (a) Each of Purchaser and Sellers shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) Business Days after approval of the Bidding Procedures by the Bankruptcy Court in the case of all filings required under the HSR Act and within ten (10) Business Days in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, and at Purchaser's cost providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.7 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Purchaser, as the case may be). Notwithstanding anything to the contrary


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provided herein, none of Sellers, Purchaser nor any of their respective
Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, or any of the Purchased Assets, (ii) to agree to any limitation on the operation or conduct of the Business, or (iii) to waive any of the conditions to this Agreement set forth in Section 10.1.

          (b) Each of Purchaser and Sellers shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws"). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, Sellers shall use reasonable best efforts, and Purchaser shall cooperate with Sellers, to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Sellers decide that litigation is not in their respective best interests. Each of Purchaser and Sellers shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, none of Sellers, Purchaser nor any of their respective Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, or any of the Purchased Assets, (ii) to agree to any limitation on the operation or conduct of the Business, or (iii) to waive any of the conditions to this Agreement set forth in Section 10.1.

          (c) All filings fees related to this Agreement incurred in connection with the HSR Act or other Antitrust Laws shall be borne by the parties in accordance with their respective legal obligations.

     8.8 Further Assurances. Subject to Section 8.7, each of Sellers and Purchaser shall use its commercially reasonable efforts to (i) take all actions reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement including actively pursuing and securing the financing as set forth in the Commitment Letters and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, Purchaser or Sellers, as applicable, shall cooperate in transferring Excluded Assets to Sellers or Purchased Assets (including assets of Sellers intended to be Purchased Assets) to Purchaser, including turning over any payments received by the other party, and assisting in the collection of any Excluded Assets. Sellers shall take all necessary actions to enforce all rights of Sellers with respect to employees, consultants and agents of Sellers and their Subsidiaries, who are contributors to the science of patentable inventions of the Darvocet-N XR Product, the Lynxorb


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Product, the Darvocet-N Suspension Product, and the New Products to effectuate the transactions contemplated herein.

     8.9 Non-Competition; Non-Solicitation; Confidentiality.

          (a) Except with respect to Sellers' manufacturing Products for Purchaser pursuant to the Manufacturing Agreement or as otherwise provided for in Section 3.3, for a period from the Closing Date until the seventh (7th) anniversary of the Closing Date, Sellers shall not and shall cause their Subsidiaries not to directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the marketing, promoting, distributing and selling of pharmaceutical products competitive with any of the Products (a "Restricted Business") in the Territory; provided, however, that the restrictions contained in this Section 8.9(a) shall not restrict the acquisition by Sellers, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business; provided, further, however, that, except as otherwise provided for in Section 3.3, nothing contained herein shall preclude Sellers or their Affiliates from developing or manufacturing products for third parties.

          (b) For a period of one (1) year from the Closing Date, Sellers shall not and shall cause their Subsidiaries not to: (i) cause, solicit, induce or encourage any employees of Sellers who are or become employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material client, customer, supplier, or licensor of the Business (including any existing customer of Sellers and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such relationship; provided that the foregoing shall not apply to general advertisements in newspapers, newsletters, magazines, commercials, billboards, or other media outlets.

          (c) For the period commencing on the date hereof and continuing until one (1) year from the Closing Date, Purchaser shall not and shall cause its Affiliates not to: (i) cause, solicit, induce or encourage any employees of Sellers or their Affiliates, except as set forth in Schedule 9.1, to become employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual without the prior written consent of Sellers; or (ii) cause, induce or encourage any material actual client, customer, supplier, or licensor of Sellers or their Affiliates, except as set forth in Schedule 9.1 (including any existing customer of Sellers, their Affiliates, or the Business and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Sellers, their Affiliates or the Business, to terminate or modify any such actual or prospective relationship.

          (d) The confidentiality agreement between Purchaser and Parent dated November 12, 2004 (the "Confidentiality Agreement") shall remain in effect and terminate upon the earlier to occur of the Closing and as otherwise provided in the Confidentiality Agreement. From and after the Closing Date, none of Sellers or Purchaser shall, and each shall cause their respective Affiliates, officers and directors (collectively, with Sellers or Purchaser, as applicable,


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a "Receiving Party") not to, directly or indirectly, without the prior written consent of the other (the "Disclosing Party"), disclose any Confidential Information (as defined below) of the Disclosing Party to any Person, except to a Receiving Party's or its Affiliates' employees or representatives who need to know such information for any reason contemplated by this Agreement (and then only to the extent that such Persons are under an obligation to maintain the confidentiality of the Confidential Information), or use any Confidential Information of the Disclosing Party for any reason other than contemplated by this Agreement unless such Receiving Party has (i) consulted with the Disclosing Party and obtained the Disclosing Party's prior written consent or (ii) been advised by counsel that disclosure is required to be made under Applicable Law, legal process, subpoena, litigation, discovery requests or demands from a Governmental Body or other legal compulsion, or the requirements of a national securities exchange or another similar regulatory body. In the event that the Receiving Party is required by subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, as provided for in the preceding sentence, to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of such demands so that the Disclosing Party may seek an appropriate protective order; provided, however, to the extent that the Disclosing Party does not seek a protective order or it is denied a protective order, such disclosure of Confidential Information by the Receiving Party shall not constitute a breach of this Agreement. Notwithstanding the foregoing, Sellers shall not make any filings with the Bankruptcy Court or otherwise permit any filings to be made with respect to any Confidential Information of Purchaser without the reasonable prior written consent of Purchaser, and Sellers further agree that any such filings shall be made under seal pursuant to section 107(b) of the Bankruptcy Code and Bankruptcy Rule 9018 to the extent reasonably requested by Purchaser. For purposes of this Section 8.9(d), "Confidential Information" means any confidential information with respect to the Business, including, Licensed Assets, methods of operation, customers, customer lists, Products, prices, fees, costs, technology, inventions, trade secrets, know how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. This Section 8.9 shall not in any way limit the disclosure of information (x) by Sellers in connection with the prosecution of the Chapter 11 Case or (y) regarding Sellers to other bidders or potential bidders, to the extent specifically permitted by this Agreement. Notwithstanding the generality of the foregoing, Sellers agree that, without Purchaser's prior written consent, Sellers shall not disclose the identity of Purchaser's financing sources or the amount or terms of financing proposed to be supplied by an such source, except as otherwise required by Applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement.

          (e) The covenants and undertakings contained in this Section 8.9 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.9 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section
8.9. The rights and remedies provided by this Section 8.9 are cumulative and in addition to any other rights and


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remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 8.9, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

          (f) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.9 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

     8.10 Preservation of Records. Sellers and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. To the extent that any party provides the other with records relating to the Business, such party providing the files shall have the right to duplicate and maintain copies of such files. In the event Sellers or Purchaser wishes to destroy such records before or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

     8.11 Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by Applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers lists securities, provided that the party intending to make such release shall use commercially reasonable efforts consistent with such Applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

     8.12 aaiPharma Name. From the earlier to occur of (i) one (1) year following the Closing Date or (ii) until exhaustion of packaging and promotional materials existing as of the Closing Date ("AAI Packaging"), Purchaser shall have the right to use, in connection with the AAI Packaging, the name "aaiPharma" or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, only to the extent that such right is reasonably necessary or required for the limited use of the AAI Packaging.


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     8.13 Cooperation with Financing. In order to assist with obtaining
Purchaser's acquisition financing in connection with this Agreement, Sellers shall, and shall cause their Subsidiaries to, provide such reasonable assistance and cooperation as Purchaser and its Affiliates may reasonably request.

     8.14 Returns, Rebates and Chargebacks.

          (a) (i) Sellers shall be financially responsible for returned Marketed Products sold by Sellers prior to the Closing Date and Purchaser shall be financially responsible for returned Marketed Products sold by Purchaser on or after the Closing Date, provided that Sellers and Purchaser shall be financially responsible for their own allocated percentage of Split Lots of returned Marketed Products that will be set forth on a schedule of Split Lots to be provided by Sellers within ten (10) Business Days after the Closing Date; provided, however, that Sellers' financial obligation for such returns shall terminate two hundred seventy (270) days after the Closing Date. Such allocated percentage of a Split Lot that Purchaser shall be responsible for under this
Section 8.14(a)(i) shall be equal to the percentage of such Split Lot located at SPS Cord on the Closing Date and such allocated percentage of a Split Lot that Sellers shall be responsible for under this Section 8.14(a)(i) shall equal the percentage of such Split Lot not located at SPS Cord on the Closing Date.

               (ii) As of the Closing, Purchaser and Sellers will use commercially reasonable efforts in requesting that customers direct all returned Marketed Products to Purchaser; provided, however, that except as set forth on Schedule 8.14(a)(ii), returned Marketed Products received by Purchaser or Sellers after the Closing Date will be handled by such party at its respective returns handling facility. Neither Purchaser nor Sellers shall issue credits or make any cash payments for returned Marketed Products for which the other party is financially responsible as set forth in Section 8.14(a)(i) above; provided, however, that such party shall destroy such returned Marketed Product and invoice the other party for the reasonable cost of destruction. Each such invoice shall set forth information as shall be necessary to support the invoice. Sellers and Purchaser shall, within thirty (30) days of such party's receipt of invoice, pay the other party for the full invoiced amount. Notwithstanding anything else contained herein, if either Purchaser or Sellers issue financial credit or other reimbursement for returned Marketed Products and related administrative fees for which the other party was financially responsible as set forth in this Section 8.14(a), such party shall invoice the other party for such amount setting forth information as shall be reasonably necessary to support the invoice. Purchaser and Sellers shall, within thirty (30) days of Purchaser's or Sellers' receipt of invoice, pay the other party for the full invoiced amount.

               (iii) Neither Purchaser nor Sellers shall encourage Marketed Product returns or accept Marketed Product returns outside of its normal course of business without the prior written approval of the other party.

          (b) Sellers shall be financially responsible for all rebates pursuant to any rebate programs, including government rebate programs, with respect to claims for the Marketed Products dispensed (the dispense date contained in any report from a rebate program shall be used for purposes of determining the date of such rebate) on or before thirty (30) days after the


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Closing Date; provided, however, that Sellers' financial obligation for such rebates shall terminate one-hundred eighty (180) days after the Closing Date (the "Rebates Termination Date"). Purchaser shall assume financial responsibility for all rebates pursuant to any such rebate programs with respect to claims for the Marketed Products dispensed after the Rebates Termination Date. Purchaser and Sellers acknowledge that government rebates are billed on a calendar quarter basis and to the extent that the periods set forth in this
Section 8.14(b) do not end on a calendar quarter, the Purchaser and Seller shall make payments for such fractional periods of any applicable quarter on a pro-rata basis based on the number of days for which such party is responsible for rebates in the applicable quarter. Purchaser acknowledges that Sellers will require certain information from Purchaser in order to calculate the Medicaid rebate for Marketed Products bearing Sellers' NDC number. Accordingly, Purchaser agrees that, from and after the Closing Date until the date which is one (1) calendar year after the expiration date of the last lot of Marketed Products produced with Sellers' NDC number, Purchaser will provide to Sellers, concurrently with its timely delivery of related information to the Centers for Medicare and Medicaid Services (or any successor agency), the following information: (a) the "best price" (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(l)(C)) for each Marketed Product identified by NDC number, (b) on the twentieth (20th) day after the end of each calendar quarter during such one (1) year period, all information reasonably necessary for Sellers to calculate the "average manufacturer price" (as defined under the Social Security Act, 42 U.S.C. Sections 1396r-8(k)(l)) for each Marketed Product identified by NDC number, and (c) any additional data or other information related to such Medicaid issues reasonably requested by Sellers.

          (c) Sellers shall be financially responsible for all chargeback claims and related administrative service fees for the Marketed Products with a chargeback invoice dated (i.e., the date of sale from the wholesaler to the wholesaler customer) on or before forty-five (45) days after the Closing Date; provided, however, that Sellers' maximum financial obligation for chargeback claims and related administrative service fees for the Marketed Products shall terminate one-hundred eighty (180) days after the Closing Date (the "Chargeback Termination Date"). Purchaser shall be financially responsible for all chargeback claims and related administrative service fees for the Marketed Products with a chargeback invoice dated after the Chargeback Termination Date. If either Purchaser or Sellers issues financial credit or other reimbursement for chargeback claims and related administrative fees for which the other party was financially responsible as set forth in this Section 8.14(c), such party shall invoice the other party for such amount setting forth information as shall be reasonably necessary to support the invoice. Purchaser and Sellers shall, within thirty (30) days of Purchaser's or Sellers' receipt of invoice, pay the other party for the full invoiced amount.

          (d) After the Closing Date, the Purchaser and Sellers shall use commercially reasonable efforts and cooperate in good faith to notify the wholesale trade customers that Purchaser will begin marketing the Marketed Products, which notification shall include letters or other communication as Purchaser and Sellers may mutually agree.

          (e) In the event that Purchaser increases the published Wholesaler Acquisition Cost ("WAC") of any of the Marketed Products prior to the last to expire of the Rebates Termination Date or the Chargeback Termination Date, Purchaser shall (i) promptly notify Sellers of such increase and (ii) reimburse Sellers the increase in amounts associated with


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returns, rebates or chargebacks as a result of such increase in WAC. Purchaser and Sellers acknowledge that a percentage increase in WAC may result in a greater percentage increase in rebates, in which case Sellers would invoice Purchaser for the full increase in the rebate. Sellers shall invoice Purchaser on a monthly basis for amounts due pursuant to this Section 8.14(e) and Purchaser shall pay such invoices within thirty (30) days after receipt of same.

     8.15 Adverse Experience Reporting and Product Complaints. Sellers shall promptly submit to Purchaser all adverse drug experience information and product complaints brought to the attention of Sellers in writing following the Closing in respect of any of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of any of the Products. Without limiting the foregoing, Sellers shall notify Purchaser of any adverse or unexpected event brought to the attention of Sellers in writing following the Closing in respect of any of the Products within three (3) Business Days from the date Sellers receive written notice of such event.

     8.16 Recalls. Purchaser shall be solely responsible and liable for conducting all voluntary recalls, stop sales, field alerts, market withdrawals or other related actions (collectively "Recalls") of units of any Products after the Closing Date relating to Products sold by or on behalf of Sellers prior to the Closing Date; provided, however, that, subject to Purchaser's compliance with this Section 8.16, Sellers shall reimburse Purchaser for all of its reasonable out-of-pocket costs and expenses, including notification, shipping and handling charges and amounts refunded or credited to customers incurred in respect of any Recalls relating to the Products sold by or on behalf of Sellers prior to the Closing Date and deemed necessary by Purchaser in Purchaser's commercially reasonable judgment. Purchaser shall reasonably consult with Sellers and take into consideration Sellers' reasonable recommendations regarding such Recalls; provided, that Purchaser shall not be required to consult with Sellers in advance to the extent circumstances preclude prior consultation. In addition, Purchaser shall use commercially reasonable efforts to mitigate the costs and expenses associated with any such Recall.

     8.17 Inventory. Sellers shall deliver the Inventory to Purchaser FOB Sellers' third party distribution center. Sellers shall invoice Purchaser for reasonable storage fees with respect to Inventory not picked up by Purchaser within ten (10) Business Days after the Closing Date. Purchaser shall pay any such invoiced amounts within thirty (30) days of its receipt of invoice.

     8.18 Financial Statements. At Purchaser's cost (and with Purchaser making direct arrangements with certified public accountants), Sellers shall use their commercially reasonable efforts to furnish Purchaser and its representatives as soon as practicable, but no later than sixty (60) days after the Closing Date, audited balance sheets of the Purchased Assets, Licensed Assets and Assumed Liabilities as at December 31, 2002, 2003 and 2004 and the audited statements of gross revenue, net revenues and direct costs for the three (3) years ended December 31, 2004. No later than September 30, 2005, Sellers shall furnish Purchaser and its representatives with a balance sheet of the Purchased Assets, Licensed Assets and Assumed Liabilities as at June 30, 2005 and the statement of gross revenues, net revenues and direct costs of the Business for the six-month period ended June 30, 2004. At Purchaser's expense, Sellers shall also make reasonable efforts to furnish Purchaser with such other financial, business and operating data of the Business as may be required or reasonably requested by Purchaser for inclusion in, or in connection with, any private placement memoranda or filings with the U.S. Securities and


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Exchange Commission and registration statement (including, without limitation, any prospectus supplement) of Purchaser under the Securities Act of 1933, as amended (the "Securities Act"), including using commercially reasonable efforts to furnish Purchaser, with financial information of the Business for any period ending on or before the Closing Date that complies with any requirements of the staff of the SEC applicable to the balance sheets and statements of gross revenue, net revenues and direct costs described above and using reasonable commercial efforts to cause Sellers' certified public accountants to provide their opinion, consents for the inclusion thereof in any such registration statement and comfort letters that are customary for registration statements or private placement memoranda.

     8.19 Differentiation of Products. Not later than three (3) months following the Closing, Purchaser shall use commercially reasonable efforts to ensure that Marketed Products manufactured, finished or sold by, or on behalf of, Purchaser bear an NDC code different than that used by the Sellers for the Marketed Products.

     8.20 Resale Certificates. Purchaser shall use commercially reasonable efforts to deliver to Sellers at the Closing resale certificates with respect to the Inventory, in form and substance mutually acceptable to Purchaser and Sellers, but in no event shall the failure to deliver such resale certificates delay the Closing or the delivery of such resale certificates be deemed a condition to the Closing.

     8.21 Enforcement of Rights. Sellers shall enforce all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements (collectively, the "Restrictive Agreements") with employees and agents of Sellers or with third parties to the extent relating to the Business, the Purchased Assets (or any portion thereof) or the Licensed Assets (or any portion thereof) and Sellers shall aggressively pursue all litigation in connection with any breach of such Restrictive Agreements. If Sellers fail to aggressively pursue any such litigation, then, at Purchaser's option, Purchaser may send written notice to Sellers indicating Purchaser's desire to take over such litigation, and Sellers shall, upon receipt of such written notice, promptly assign their right to pursue such litigation to Purchaser and Purchaser shall have the right pursue such litigation, at Purchaser's cost.

     8.22 Laboratory Notebooks. Within a commercially reasonable time after the Closing Date, Sellers shall, at Purchaser's expense, create and deliver copies of the Notebooks to Purchaser, provided that prior to the delivery of copies of the Notebooks relating to the Licensed Assets, Purchaser and Sellers shall enter into a mutually acceptable confidentiality/non-disclosure or similar agreement protecting the confidentiality of, and any applicable privilege or protection in, the information contained in such Notebooks.

     8.23 Darvocet-N XR IDM. Prior to the Closing Date, Sellers shall update the Darvocet-N XR IDM to reflect the then-current formulation of the Darvocet-N XR Product to the extent the relevant formulation exists or is available.


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                                   ARTICLE IX

                                    EMPLOYEES

     9.1 Employment.

          (a) Except as otherwise provided herein, at any time immediately prior to or after the Closing, Purchaser shall be permitted to offer employment to those employees listed on Schedule 9.1. Such individuals who accept such offer are referred to herein as the "Transferred Employees." Subject to Applicable Laws, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

          (b) To the extent permitted by Applicable Law, from time to time following the Closing, Sellers shall, or shall cause their Subsidiaries to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser's records.

     9.2 Indemnification. Sellers shall indemnify and hold Purchaser and its Affiliates harmless with respect to any Transferred Employee from (i) any employment- related liability with respect to employment on or prior to the date any such Transferred Employee was hired by Purchaser and (ii) any liability under WARN.

                                    ARTICLE X

                              CONDITIONS TO CLOSING

     10.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by Applicable Law):

          (a) the representations and warranties of Sellers set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and Purchaser shall have received a certificate signed by an authorized officer of Sellers (in form and substance reasonably satisfactory to Purchaser), dated the Closing Date, to such effect;

          (b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Sellers (in form and substance reasonably satisfactory to Purchaser), dated the Closing Date, to such effect;


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

          (c) there shall not have been or occurred any event, change, occurrence or circumstance that has had or which could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date, provided that if there is an oral indication by the FDA that a factorial design study (being a study in which the Darvocet-N XR Product is required to be compared against one or more of its ingredients alone) may or will be required for FDA approval of the Darvocet-N XR Product, Purchaser shall not be obligated to consummate the transactions contemplated by this Agreement unless there is a subsequent written indication by the FDA that no such factorial design study is required, and if there is a written indication by the FDA that such factorial design study is required, then such written indication shall be a Material Adverse Effect; and

          (d) Purchaser shall have received the financing set forth in the Commitment Letters, which condition shall be deemed satisfied if Purchaser does not provide written notice to Sellers on or prior to three (3) Business Days before the Bankruptcy Court's hearing with respect to the Bidding Procedures that such condition has not been satisfied.

     10.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable law):

          (a) The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and Sellers shall have received a certificate signed by an authorized officer of Purchaser (in form and substance reasonably satisfactory to Purchaser), dated the Closing Date, to such effect;

          (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date and Sellers shall have received a certificate signed by an authorized officer of Purchaser (in form and substance reasonably satisfactory to Sellers), dated the Closing Date, to such effect; and

          (c) Purchaser shall have paid the Purchase Price in accordance with
Section 3.9.

     10.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by Applicable Law):


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          (a) no Legal Proceedings (including any proceeding over which the
Bankruptcy Court has jurisdiction under 28 U.S.C. Section 157(b)) shall have been instituted or threatened or claim or demand made against Sellers or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (b) the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order shall be a Final Order;

          (c) the waiting period under the HSR Act shall have expired or early termination shall have been granted and Sellers shall have obtained any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein and no Governmental Body shall have instituted, or announced an intention to institute, any proceeding against Purchaser or either Seller arising out of or based upon an antitrust, competition or similar Applicable Law in connection with the transactions contemplated herein:

          (d) each of Sellers on the one hand and Purchaser on the other hand shall have executed and delivered to each other the (i) Services Agreement, (ii) the Manufacturing Agreement and (iii) the Odyssey Co-Development Agreement; and

          (e) Sellers shall have obtained those consents, waivers and approvals referred to Schedule 10.3(e) hereof in a form satisfactory to Purchaser.

     10.4 Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2, 10.3, or, as the case may be, if such failure was caused by such party's failure to comply with any provision of this Agreement.

                                   ARTICLE XI

                                 INDEMNIFICATION

     11.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing through and including twelve (12) months following the Closing Date (the "Survival Period"); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 13.3(a) before the termination of the Survival Period.

     11.2 Indemnification.

          (a) Subject to Section 11.4 hereof, Sellers hereby agree to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys,


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

representatives, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

               (i) any and all losses, liabilities, obligations, damages, costs and expenses (collectively, "Losses") based upon, attributable to or resulting from the failure of any representation or warranty of Sellers set forth in this Agreement or in any Sellers Document, to be true and correct in all respects at the date hereof and at the Closing Date (except where Sellers representations and warranties are given as of any other applicable date in which case such representation and warranty shall be correct as of such date);

               (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Sellers under this Agreement or any Sellers Document;

               (iii) any and all Losses arising out of, based upon or relating to any Excluded Asset or any Excluded Liability;

               (iv) any recall, warranty claim, product liability claim or other claim which arises from or relates to any Products sold by or on behalf of Sellers prior to the Closing Date;

               (v) any amounts owed by Sellers to Purchaser pursuant to Section 8.14; and

               (vi) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all Losses with respect to which indemnification is provided hereunder.

          (b) Subject to Section 11.4, Purchaser hereby agrees to indemnify and hold Sellers and their Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

               (i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date;

               (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;

               (iii) any and all Losses arising out of, based upon or relating to any Assumed Liability;

               (iv) any and all Losses arising in connection with the conduct and operation of Purchaser's business on and after the Closing Date;


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

               (v) any recall, warranty claim, product liability claim or other claim which arises from or relates to any Products sold by or on behalf of Purchaser after the Closing Date;

               (vi) any amounts owed by Purchaser to Sellers pursuant to Section 8.14; and

               (vii) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

     11.3 Indemnification Procedures.

          (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 11.2 hereof (regardless of the limitations set forth in Section 11.4) "Indemnification Claim"), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within fifteen (15) Business Days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if
(i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 11.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment


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

unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party's willingness to accept the settlement offer and, subject to the applicable limitations of
Section 11.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

          (b) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

          (c) The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

     11.4 Limitations on Indemnification for Breaches of Representations and Warranties.

          (a) An indemnifying party shall not have any liability under Section 11.2(a)(i) or Section 11.2(b)(i) hereof unless and until the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct (unless such failure is the result of the indemnifying party's fraud or willful misconduct), other than the representations and warranties set forth in Sections 5.1, 5.2, 5.8, 5.16 and 6.1, 6.2 and 6.5 hereof, exceeds $1,700,000 (the "Basket"), in which case, only the Losses in excess of such amount of Loss shall be covered.

          (b) Sellers shall not be required to indemnify any Person for an aggregate amount of Losses and Expenses above the amount of Sellers' Indemnity Escrow Fund, which shall be the sole source of payment of such amounts, and Purchaser shall not be required to


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

indemnify any Person for an aggregate amount of Expenses and Losses under
Section 11.2(b)(i) above the amount of Purchaser's Indemnity Escrow Fund.

          (c) For purposes of calculating Losses hereunder with respect to determining whether the Losses and Expenses exceed $1,700,000 for purposes of
Section 11.4(a), any materiality or material adverse effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

     11.5 Indemnity Escrows.

          (a) Purchaser's Indemnity Escrow Amount. On the Closing Date, Purchaser shall pay to the Escrow Agent, in immediately available funds, to the account designated by the Escrow Agent, the Purchaser's Indemnity Escrow Amount in accordance with the terms of this Agreement and the Indemnity Escrow Agreement. Six (6) months after the Closing Date, the Escrow Agent shall release fifty percent (50%) of (i) the then existing amount of the Purchaser's Indemnity Escrow Fund to Purchaser, less (ii) the amount of claims for indemnification under this Article XI asserted by Sellers prior to the expiration of such six
(6) month period but not yet resolved ("Unresolved Claims"), and any unreleased amount shall be retained by the Escrow Agent. Twelve (12) months after the Closing Date, the Escrow Agent shall release the remaining amount of Purchaser's Indemnity Escrow Fund to Purchaser, except that the Escrow Agent shall retain an amount equal to the amount of the Unresolved Claims asserted prior to the expiration of such twelve (12) month period. The Purchaser's Indemnity Escrow Fund retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Sellers for any such claims resolved in favor of Sellers) upon their resolution in accordance with this Article XI.

          (b) Sellers' Indemnity Escrow Amount. On the Closing Date, Purchaser shall pay to the Escrow Agent, in immediately available funds, to the account designated by the Escrow Agent, the Sellers' Indemnity Escrow Amount (which shall be deducted from the Purchase Price) in accordance with the terms of this Agreement and the Indemnity Escrow Agreement. Any payment Sellers are obligated to make to any Purchaser Indemnified Party pursuant to this Article XI shall be paid from the Sellers' Indemnity Escrow Fund. Six (6) months after the Closing Date, the Escrow Agent shall release fifty percent (50%) of (i) the then existing amount of the Sellers' Indemnity Escrow Fund to Sellers, less (ii) the amount of the Unresolved Claims asserted by Sellers prior to the expiration of such six (6) month period, and any unreleased amount shall be retained by the Escrow Agent. Twelve (12) months after the Closing Date, the Escrow Agent shall release the remaining amount of the Seller's Indemnity Escrow Fund to Sellers, except that the Escrow Agent shall retain an amount equal to the amount of the Unresolved Claims asserted prior to the expiration of such twelve (12) month period. The Sellers' Indemnity Escrow Fund retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article XL

     11.6 Tax Treatment of Indemnity Payments. Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any


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Taxes incurred by reason of the receipt of such payment and any Expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes). The amount of any Loss shall be reduced on account of any Tax benefit actually realized by the party incurring such Loss.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY OR THEIR AFFILIATES BE LIABLE UNDER ANY THEORY, INCLUDING NEGLIGENCE, FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OR LOST PROFITS, DAMAGE TO REPUTATION, LOST BUSINESS OPPORTUNITIES, INTERFERENCE WITH BUSINESS OPPORTUNITIES OR DIMINUTION OF VALUE.

                                   ARTICLE XII

                                      TAXES

     12.1 Transfer Taxes. (i) Purchaser and Sellers shall each be responsible for (and shall indemnify and hold harmless each other against) half of any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), regardless of the Person liable for such Transfer Taxes under Applicable Law and (ii) Sellers or Purchaser, as required by Applicable Law, shall timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes. Notwithstanding the foregoing, the Sellers shall seek to include in the Sale Order a provision that Sellers' sale, transfer, assignment and conveyance of the Purchased Assets to Purchaser hereunder shall be entitled to the protections afforded under Section 1146(c) of the Bankruptcy Code. The parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location.

     12.2 Prorations. All personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Sellers as of 12:01 a.m. eastern standard time on the Closing Date. With respect to Taxes described in this Section 12.2, Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section
12.2 and such payment includes the other party's share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

     12.3 Purchase Price Allocation. Not later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Sellers copies of Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") allocating the purchase price (including the Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code and the


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Treasury regulations thereunder. Purchaser shall prepare and deliver to Sellers from time to time revised copies of the Asset Acquisition Statement (the "Revised Statements") so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). Sellers shall have a period of ten (10) days after the delivery of the Asset Acquisition Statement or, if applicable, the last Revised Statement (the "Allocation Response Period") to present in writing to Purchaser notice of any objections Sellers may have to the allocations set forth therein (an "Allocation Objections Notice"). Unless Sellers object within such period, the Asset Allocation Statement or, if applicable, the last Revised Statement shall be binding on the parties. If Sellers shall raise any objections within the Allocation Response Period, Purchaser and Sellers shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days after the delivery of the Allocation Objections Notice, then Purchaser shall submit the Asset Acquisition Statement or, if applicable, the last Revised Statement, including modifications, if any, that Purchaser chooses to make as a result of its negotiations with Sellers, to the Accountant for resolution by it. The disputed items shall be submitted to the Accountant within fifteen (15) days following such failure to agree. The determination of the Accountant shall be final and binding on the parties and shall not be subject to appeal. The Accountant shall resolve the dispute by selecting the proposed allocation submitted by either Purchaser or Sellers which in the sole judgment of the Accountant most accurately allocates the purchase price and the Assumed Liabilities among the Purchased Assets in accordance with their relative fair market values, but not by choosing any other formulation. The Accountant shall render such decision and report to Purchaser and Sellers in writing, specifying the reasons for its decision in reasonable detail, not later than thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accountant shall be borne equally by Sellers and Purchaser. The purchase price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, as finally determined, and all income Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such allocation.

     12.4 Cooperation on Tax Matters.

          (a) Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters.

          (b) Purchaser shall retain possession of all accounting, business, financial and Tax records and information relating to the Purchased Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Purchaser hereunder for a period of at least three (3) years from the Closing Date. Purchaser shall give Sellers notice and an opportunity to retain any such records in the event that Purchaser determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Purchaser shall provide access to Sellers (after reasonably detailed prior notice and during normal business hours), to the books, records, documents and other information relating to the Purchased Assets or the Assumed Liabilities as is reasonably necessary for Sellers to properly prepare for, file, prove, answer,


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prosecute and/or defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

                                  ARTICLE XIII

                                  MISCELLANEOUS

     13.1 Expenses. Except for the Expense Reimbursement and as otherwise expressly provided in this Agreement, each of Sellers and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

     13.2 Specific Performance. Sellers and Purchaser acknowledge and agree that the breach of this Agreement would cause irreparable damage to the other and that neither Sellers nor Purchaser will have an adequate remedy at law. Therefore, the obligations of Sellers and Purchaser under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     13.3 Submission to Jurisdiction; Consent to Service of Process.

          (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in the Bankruptcy Court; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 13.7.

     13.4 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

     13.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

     13.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

          If to Sellers, to:

          aaiPharma Inc.
          2320 Scientific Park Drive
          Wilmington, NC 28405
          Facsimile: (910) 815-2387
          Attention: Ludo Reynders

          With a copy to:

          Fried, Frank, Harris, Shriver & Jacobson LLP
          One New York Plaza
          New York, NY 10004
          Facsimile: (212) 859-4000
          Attention: Jean Hanson, Esq.

          If to Purchaser, to:

          Xanodyne Pharmaceuticals, Inc.
          7300 Turfway Road
          Suite 300
          Florence, KY 41042
          Facsimile: (859) 371-7692
          Attention: Thomas P. Jennings, Esq.

          With a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY 10153
          Facsimile: (212) 310-8007
          Attention: Lori R. Fife, Esq.
                     Simeon Gold, Esq.

     13.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     13.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser's rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser's rights to seek indemnification hereunder) to any wholly-owned Subsidiary of Purchaser); provided, further, however, in such event, Purchaser shall remain bound by the terms of this Agreement. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

     13.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Purchaser or Sellers or their respective Affiliates shall have any liability for any obligations or liabilities of Purchaser or Sellers, as the case may be, under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

     13.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, including, without limitation, the deadline by which the Approval Motion must be filed, the deadlines by which the Bidding Procedures Order and Sale Order must be entered, and the deadline by which the Closing Date must occur, each of the parties hereto acknowledge that time is of the essence. The failure to meet the foregoing deadlines shall constitute a default under this Agreement.

     13.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        XANODYNE PHARMACEUTICALS, INC.


                                        By: /s/ William A. Nuerge
                                            ------------------------------------
                                        Name: William A. Nuerge
                                        Title: Chief Executive Officer


                                        AAIPHARMA INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        AAIPHARMA LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        XANODYNE PHARMACEUTICALS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        AAIPHARMA INC.


                                        By: /s/ Ludo J. Reynders
                                            ------------------------------------
                                        Name: Ludo J. Reynders
                                        Title: President/CEO


                                        AAIPHARMA LLC


                                        By: /s/ Ludo J. Reynders
                                            ------------------------------------
                                        Name: Ludo J. Reynders
                                        Title: President/CEO

                                 FIRST AMENDMENT

                           TO ASSET PURCHASE AGREEMENT

          This First Amendment to the Asset Purchase Agreement (as defined below), dated as of June 7,2005 (this "First Amendment"), is by and between Xanodyne Pharmaceuticals, Inc., a Delaware corporation ("Purchaser"), aaiPharma Ina, a Delaware corporation ("Parent"), and aaiPharma, LLC, a Delaware limited liability company (together with Parent, "Sellers").

                                    RECITALS

     This First Amendment amends that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), by and among Sellers and Purchaser, dated as of May 6, 2003.

     Sellers and Purchaser desire to modify the Asset Purchase Agreement, pursuant to Section 13.5 of the Asset Purchase Agreement, upon the terms and conditions set forth in this First Amendment.

     Capitalized terms contained herein shall have the meaning ascribed to them in the Asset Purchase Agreement, unless otherwise expressly set forth herein.

                                    AGREEMENT

     NOW THEREFORE, Sellers and Purchaser hereby agree as follows:

                                   AMENDMENTS

     The definition of "Alternative Transaction" in the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"Alternative Transaction" means (a) the sale (whether by stock sale, merger, consolidation or otherwise) of all or a substantial portion of the capital stock of Sellers, (b) the sale of all or any of the Purchased Assets pursuant to the Bidding Procedures, or (c) a transaction or series of transactions outside or independent of the Bidding Procedures that result in the Sellers realizing not less than an aggregate of $75,000,000 in cash and/or fair market value of debt and/or equity securities (such fair market value to be determined by the Bankruptcy Court or, if Sellers shall not then be the subjects of a Chapter 11 Case, then jointly by Sellers and Purchaser or, failing such joint determination, by an independent nationally recognized investment banking firm jointly selected by Sellers and Purchaser or, failing such joint selection, by such an independent nationally recognized investment banking firm selected by two other investment banking firms selected one each by Sellers and Purchaser) from the sale or transfer of Purchased Assets, in each case to a Person other than Purchaser, excluding the sale of Inventory in the Ordinary Course of Business; provided, however, that a sale by a chapter 7 trustee will not constitute an "Alternative Transaction."

     The definition of "Restructuring Transaction" in the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

'"Restructuring Transaction' means (a) a recapitalization transaction involving, in whole or in part, Sellers and its existing security holders or creditors, or
(b) a transaction or series of transactions, including by way of a plan of reorganization, in connection with a chapter 11 liquidation or reorganization or other continuation of Seller's business relating to some or all of the Purchased Assets; provided, however, that a sale by a chapter 7 trustee will not constitute an "Restructuring Transaction."

     Section 7.1 (a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(a) Sellers acknowledge and agree that Purchaser has expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers. In consideration therefor, Sellers shall file with and seek the approval of the Bankruptcy Court of the Approval Motion, including the Break-Up Fee and Expense Reimbursement, and the entry by the Bankruptcy Court of the Bidding Procedures Order approving the payment of the Break-Up Fee in an amount equal to Four Million Dollars ($4,000,000) and the Expense Reimbursement in an amount not to exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (not including any amounts previously paid by Sellers) for Purchaser's reasonable out-of-pocket documented expenses incurred in connection with the transactions contemplated hereby and the financing thereof and deeming the Break-Up Fee and the Expense Reimbursement as administrative priority expense claims under Sections 503(b) and 507(a)(l) of the Bankruptcy Code."

     Section 7.1(d) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(d) If on or prior to twelve (12) months following the date of termination of this Agreement Sellers file with the Bankruptcy Court a Restructuring Transaction or enter into a Restructuring Transaction, Purchaser shall have an allowed administrative priority expense claim under Sections 503(b) and 507(a)(l) of the Bankruptcy Code for an Expense Reimbursement in an amount equal to Three Million Dollars ($3,000,000) (in each case less any amount previously paid to Purchaser in accordance with Section 7.1(b)), without regard to actual expenses incurred, and Sellers shall pay such amount to Purchaser on the first
(1st) Business Day after consummation of such Restructuring Transaction,"

     Exhibit F of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex A hereto.

     Exhibit I of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex B hereto.

                                  MISCELLANEOUS

     This First Amendment contains the entire agreement of the parties with respect to the subject matter covered in this First Amendment.

     This First Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

     Except as amended hereby, all terms, conditions and provisions of the Asset Purchase Agreement remain in full force and effect, and the Asset Purchase Agreement shall continue in full force and effect.

     This First Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                      [Signature Page Immediately Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        XANODYNE PHARMACEUTICALS, INC.


                                        By: /s/ William A. Nuerge
                                            ------------------------------------
                                        Name: William A. Nuerge
                                        Title: Chief Executive Officer


                                        AAIPHARMA INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        AAIPHARMA, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        XANODYNE PHARMACEUTICALS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        AAIPHARMA INC.


                                        By: /s/ Ludo J. Reynders
                                            ------------------------------------
                                        Name:
                                        Title:


                                        AAIPHARMA, LLC


                                        By: /s/ Ludo J. Reynders
                                            ------------------------------------
                                        Name:
                                        Title:

                                SECOND AMENDMENT

                                       TO

                            ASSET PURCHASE AGREEMENT

          This Second Amendment to the Asset Purchase Agreement (as defined below), dated as of July 18, 2005 (this "Second Amendment"), is by and between Xanodyne Pharmaceuticals, Inc., a Delaware corporation ("Purchaser"), aaiPharma Inc., a Delaware corporation ("Parent"), and aaiPharma, LLC, a Delaware limited liability company (together with Parent, "Sellers").

                                    RECITALS

          A. This Second Amendment amends that certain Asset Purchase Agreement by and among Sellers and Purchaser, dated as of May 6, 2005 as amended by that certain First Amendment to the Asset Purchase Agreement by and among Seller and Purchasers dated as of June 7, 2005 (the "Asset Purchase Agreement").

          B. Sellers and Purchaser desire to further modify the Asset Purchase Agreement, pursuant to Section 13.5 of the Asset Purchase Agreement, upon the terms and conditions set forth in this Second Amendment.

          C. Capitalized terms contained herein shall have the meaning ascribed to them in the Asset Purchase Agreement, unless otherwise expressly set forth herein

                                    AGREEMENT

          NOW, THEREFORE, Sellers and Purchaser hereby agree as follows:

                                   ARTICLE XIV
                                   AMENDMENTS

          SECTION 1.1 - The following definitions set forth in Section 1.1 of the Asset Purchase Agreement are hereby amended and restated as follows:

'"Manufacturing Agreement' means the agreement between Purchaser and Sellers substantially in the form attached hereto as Annex A."

'"Services Agreement' means the agreement to provide services with respect to the Marketed Products, Purchaser Developed Products, Lifecycle Products, and New Products, substantially in the form attached hereto as Annex B."

          SECTION 3.1 Section 3.1 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"Consideration. The aggregate consideration for the Purchased Assets shall be
(i) the payment by Purchaser to Seller, in the manner provided in Section 3.9 hereof, of $209,250,000, less the Development Costs, if any (the "Purchase Price"), provided that if the Closing Date does not occur by October 8, 2005 (the "Adjustment Deadline"), the Purchase Price shall be reduced by $1,500,000 on each weekly anniversary of the Adjustment Deadline prior to the Closing Date (the "Purchase Price Adjustment"), provided that the Purchase Price Adjustment shall not be applicable to any week (or portion thereof) after the Adjustment Deadline in which there shall be an uncured breach by Purchaser of covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 or 10.3 and all other conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing) to have been satisfied; provided, further, that in no event, shall the Purchase Price Adjustment exceed $6,000,000 in the aggregate, (ii) the assumption by Purchaser of the Assumed Liabilities, and (iii) the payment by Purchaser to Sellers of royalty payments pursuant to Section 3.2. Commencing on November 6, 2005 and provided that the Closing Date has not yet occurred, Purchaser shall have the right to terminate this Agreement pursuant to Section 4.4; provided, however, that in the event Purchaser terminates this Agreement pursuant to Section 4.4, Purchaser shall be paid the Expense Reimbursement on the first (1st) Business Day after such termination and Purchaser shall remain entitled to receive the Break-Up Fee in accordance with Section 7.1 upon the satisfaction of the conditions set forth therein."

          SCHEDULE 1.1(K) Schedule 1.1(k) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Annex C hereto.

          SCHEDULE 2.7(I) Schedule 2.7(i) is hereby deleted in its entirety.

          SCHEDULE 2.7(II) Schedule 2.7(ii) is hereby deleted in its entirety.

          EXHIBIT E Exhibit E is hereby deleted in its entirety.

          EXHIBIT G Exhibit G is hereby deleted in its entirety.

                                   ARTICLE XV
                                  MISCELLANEOUS

     15.1 This Second Amendment contains the entire agreement of the Parties with respect to the subject matter covered in this Second Amendment.

     15.2 This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

     15.3 Except as amended hereby, all terms, conditions and provisions of the Asset Purchase Agreement remain in full force and effect, and the Asset Purchase Agreement shall continue in full force and effect.

     15.4 This Second Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

                      [Signature Page Immediately Follows]

          IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        XANODYNE PHARMACEUTICALS, INC.


                                        By: /s/ William A. Nuerge
                                            ------------------------------------
                                        Name: William A. Nuerge
                                        Title: Chief Executive Officer


                                        AAIPHARMA INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        AAIPHARMA, LLC.


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

          IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                        XANODYNE PHARMACEUTICALS, INC.


                                        By:
                                            ------------------------------------
                                        Name: William A. Nuerge
                                        Title: Chief Executive Officer


                                        AAIPHARMAINC


                                        By: /s/ Gregory S. Bentley
                                            ------------------------------------
                                        Name: Gregory S. Bentley
                                        Title: Executive VP and General Counsel


                                        AAIPHARMA, LLC.


                                        By: /s/ Gregory S. Bentley
                                            ------------------------------------
                                        Name: Gregory S. Bentley
                                        Title: Vice President